Execution Version

Roberts realty investors, inc.

STOCK PURCHASE AGREEMENT

i

(continued)

	2.36	Loans and Guarantees.	26
	2.37	Taxes.	26
	2.38	Certificates.	27

3.	Representations and Warranties of the Purchaser.		27
	3.1	Organization.	27
	3.2	Authorization; Enforceability.	28
	3.3	No Violation of Conflict; No Consents.	28
	3.4	Purchase Entirely for Own Account.	28
	3.5	Accredited Investor.	28
	3.6	Brokers.	29
	3.7	Governmental Consents and Filings.	29
	3.8	Company Proxy Statement.	29
	3.9	Financial Capability.	29
	3.10	Legal Actions.	29

4.	Conditions to the Purchaser’s Obligations at Closing.		29
	4.1	Representations and Warranties.	30
	4.2	Performance.	30
	4.3	No Litigation.	30
	4.4	Compliance Certificate.	31
	4.5	Opinion of the Company Counsel.	31
	4.6	REIT Tax Certificate	31
	4.7	No Shell Company Status.	31
	4.8	No Suspension in Trading or De-Listing of Common Stock.	31
	4.9	Board of Directors.	32
	4.10	Governance and Voting Agreement.	32
	4.11	Management Agreement.	32
	4.12	Registration Rights Agreement.	32
	4.13	Tax Protection Agreement.	32
	4.14	Warrant Agreement.	32
	4.15	Shareholder Vote.	33
	4.16	Resignation of Employees, Officers and Directors.	33
	4.17	Employment Agreement.	33
	4.18	Ownership Limit Exemption	33
	4.19	Waiver and Termination of Related Party Fees and Obligations.	33
	4.20	Secretary’s Certificate.	33

5.	Conditions of the Company’s Obligations at Closing.		34
	5.1	Representations and Warranties.	34
	5.2	Performance.	34
	5.3	No Litigation.	34
	5.4	Qualifications.	34
	5.5	Shareholder Vote.	35

ii

(continued)

6.	Covenants.		35
	6.1	Affirmative Covenants.	35
	6.2	Negative Covenants.	36
	6.3	Access.	39
	6.4	Cooperation; Other Approvals.	40
	6.5	Public Announcements.	41
	6.6	Update of Schedules; Knowledge of Breach.	41
	6.7	Regulatory Matters.	42
	6.8	Shareholders Meeting.	43
	6.9	Reservation of Common Stock.	43
	6.10	No-Shop.	43
	6.11	Directors’ and Officers’ Indemnification and Insurance.	46
	6.12	Repayment of North Springs, Bradley Park and Highway 20 Loans.	47
	6.13	Escrow of Purchaser Funds.	48
	6.14	Update to Closing Date Net Asset Value Exhibit.	48

7.	Post-Closing Covenants.		49
	7.1	Securities Laws Compliance.	49
	7.2	Reincorporation and Name Change.	49
	7.3	Proxy Statement and Reverse Stock Split.	49
	7.4	Post-Closing Transition Services.	49

8.	Termination.		49
	8.1	Events of Termination.	49
	8.2	Termination Fees.	51

9.	Miscellaneous.		52
	9.1	Further Assurances.	52
	9.2	Non-survival of Representations, Warranties and Agreements.	53
	9.3	Successors and Assigns.	53
	9.4	Governing Law.	53
	9.5	Counterparts.	53
	9.6	Titles, Subtitles and Interpretation.	53
	9.7	Notices.	53
	9.8	No Finder’s Fees.	54
	9.9	Attorneys’ Fees.	54
	9.10	Amendments and Waivers.	54
	9.11	Severability.	54
	9.12	Delays or Omissions.	55
	9.13	Entire Agreement.	55
	9.14	Waiver of Jury Trial.	55

iii

(continued)

Exhibit A -	CLOSING DATE NET ASSET VALUE

Exhibit B -	FORM OF EMPLOYMENT AGREEMENT

Exhibit C -	FORM OF GOVERNANCE AND VOTING AGREEMENT

Exhibit D -	FORM OF MANAGEMENT AGREEMENT

Exhibit E -	FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit F -	FORM OF TAX PROTECTION AGREEMENT

Exhibit G -	DISCLOSURE SCHEDULE

Exhibit H -	FORM OF COMPLIANCE CERTIFICATE

Exhibit I -	FORM OF WARRANT AGREEMENT

Exhibit J-1 -	FORM OF DIRECTOR RESIGNATION AND RELEASE

Exhibit J-2 -	FORM OF OFFICER AND EMPLOYEE RESIGNATION AND RELEASE

Exhibit K -	FORM OF ESCROW AGREEMENT

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 19th day of November, 2014 (the “Effective Date”) by and among Roberts Realty Investors, Inc., a Georgia corporation (the “Company”), Roberts Properties Residential, L.P., a Georgia limited partnership (the “Operating Partnership”), and A-III Investment Partners LLC, a Delaware limited liability company (the “Purchaser”).

In consideration of the respective representations, warranties and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                  Purchase and Sale of Common Stock.

1.1              Issuance and Sale of Common Stock.

Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing and the Company agrees to issue and sell to the Purchaser at the Closing the number of shares of common stock, $.01 par value per share, of the Company (the “Common Stock”) equal to $12,000,000 (the “Gross Proceeds”) divided by the Purchase Price Per Share (as defined below), subject to adjustment pursuant to Section 6.2(c) hereof and the post-Closing adjustment pursuant to Section 1.3 hereof. The shares of Common Stock issued to the Purchaser pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

1.2              Closing; Delivery.

(a)                The purchase and sale of the Shares (the “Closing”) shall take place remotely via the exchange of documents and signatures, at 10:30 a.m. (Eastern), on the Closing Date.

(b)               At the Closing, the Company shall deliver, or cause to be delivered, the Shares through the facilities of the Depositary Trust Company for the account of the Purchaser, against payment by the Purchaser of the Gross Proceeds therefor by wire transfer of immediately available funds to a bank account designated by the Company.

1.3              Post-Closing Adjustment.

Within ten (10) Business Days after the closing of the last Property Disposition (the “Adjustment Date”), the Manager shall recalculate the Closing Date Net Asset Value (the “Post-Closing Net Asset Value”) using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and estimation methodologies that were used in the preparation of the Closing Date Net Asset Value, but as adjusted to reflect (i) the actual net sale proceeds received by the Company (gross sale proceeds less all actual Selling Costs) in the Property Dispositions instead of the agreed property values less budgeted Selling Costs included in the Closing Date Net Asset Value, (ii) any changes in the Liabilities of the Company calculated in accordance with GAAP that arose on or prior to the Closing Date that are discovered after the Closing Date and on or prior to the Adjustment Date and (iii) any costs that were not reflected in the Closing Date Net Asset Value that are incurred by the Company, whether incurred before or after the Closing, in connection with (a) any restatement, recharacterization or correction of the Company’s financial statements or related amendment to any Company Exchange Act Report required as a result of the Company’s loss of its REIT status for the 2009 fiscal year and subsequent periods or (b) the Company’s satisfaction of the requirements of any Listing Compliance Plan. Upon completion of the calculation by the Manager of the Post-Closing Net Asset Value, the Manager will provide a copy of such calculation to Mr. Roberts for his review and comment. Mr. Roberts will have five (5) Business Days to notify the Manager of any comments on such calculation. The Manager will consider in good faith any comments provided by Mr. Roberts and will make any adjustments to the calculation that it deems appropriate in its reasonable discretion. The Manager will then provide a copy of the Post-Closing Net Asset Value calculation to the Company’s registered independent public accounting firm for review. After making any final adjustments to the calculation based on any comments provided by the Company’s registered independent public accounting firm, the Manager will report the final calculation to the Audit Committee of the Board of Directors. Within five (5) Business Days after the final determination of the Post-Closing Net Asset Value, the Company shall issue to the Purchaser in a private placement an amount of additional shares of Common Stock equal to the difference, if any, between (A) the Gross Proceeds divided by the Adjustment Date Purchase Price Per Share and (B) the number of Shares issued to the Purchaser at the Closing (the “Post-Closing Issuance”). The Post-Closing Issuance, if any, shall be effected through the same closing and delivery mechanics for the Shares as provided in this Agreement and, for federal income tax purposes, the parties shall treat the Post-Closing Issuance as an adjustment to the Purchase Price Per Share with respect to the issuance and sale of Common Stock pursuant to Section 1.1 hereof.

1.4              Defined Terms Used in this Agreement.

In addition to the terms defined above or elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Acquisition Agreement” has the meaning set forth in Section 6.10(a).

“Acquisition Proposal” has the meaning set forth in Section 6.10(a).

“Adjustment Date” has the meaning set forth in Section 1.3.

“Adjustment Date Purchase Price Per Share” means the Post-Closing Net Asset Value divided by the sum of (x) the number of shares of Common Stock issued and outstanding immediately prior to the Closing Date and (y) the number of shares of Common Stock for which the number of OP Units issued and outstanding immediately prior to the Closing Date may be redeemed in accordance with the terms of the Partnership Agreement (in each case excluding from such calculation shares of Common Stock and OP units owned by the Company and shares of Common Stock owned by the Operating Partnership immediately prior to the Closing Date).

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person.

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“Agreement” has the meaning set forth in the Preamble.

“Agreements and Instruments” has the meaning set forth in Section 2.13.

“articles of incorporation” means the articles of incorporation of the Company or any subsidiary, as the case may be, as amended and restated as of the date of this Agreement.

“Board Confidential Matters” has the meaning set forth in Section 6.3(c).

“Board of Directors” means the board of directors of the Company.

“Board Recommendation” has the meaning set forth in Section 6.8.

“Business Days” means each day other than a Saturday, Sunday or other day on which banks in New York, New York are not required by Law to be open.

“bylaws” means the amended and restated bylaws of the Company or any subsidiary, as the case may be.

“Charter Amendment” means the amendment to the Company’s articles of incorporation pursuant to Section 5.10 thereof in order to amend the definition of “Restriction Termination Date” in Section 5.1 thereof to make “Restriction Termination Date” mean the Closing Date.

“Closing” has the meaning set forth in Section 1.2(a).

“Closing Date” means the date the Closing occurs, which shall be (i) the date that is three (3) Business Days after satisfaction of the conditions set forth in Section 4 and Section 5 of the Agreement (or waiver thereof in writing by the party benefited by the condition being waived), excluding those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions, or (ii) such other date on which the parties hereto may mutually agree in writing.

“Closing Date Net Asset Value” is as set forth on Exhibit A hereto as of the Effective Date, subject to updating such Exhibit A in connection with the Closing in accordance with the requirements of Section 6.14.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.10(d).

“Company Exchange Act Report” means each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company pursuant to the Securities Act or the Exchange Act (collectively, the “Company Exchange Act Reports”).

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“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to, and under any of the foregoing, that are owned or used by the Company in the conduct of the Company’s business as now conducted.

“Company Proxy Statement” has the meaning set forth in Section 2.13.

“Contract” means any contract, agreement, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.

“Credit Facility” has the meaning set forth in Section 6.12.

“Director and Officer Indemnification Agreements” has the meaning set forth in Section 6.11(a).

“Employment Agreement” means the agreement between the Company and Charles S. Roberts, dated as of the Closing, in the form of Exhibit B attached to this Agreement.

“Environmental Laws” has the meaning set forth in Section 2.27.

“ERISA” has the meaning set forth in Section 2.18.

“Escrow Agent” has the meaning set forth in Section 6.13.

“Escrow Agreement” has the meaning set forth in Section 6.13.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Reimbursement” has the meaning set forth in Section 8.2(c).

“FCPA” has the meaning set forth in Section 2.29.

“GAAP” has the meaning set forth in Section 2.14.

“Governance and Voting Agreement” means the agreement among the Company, the Purchaser and Charles S. Roberts, dated as of the date of the Closing, in the form of Exhibit C attached to this Agreement.

“Governmental Entity” means any United States, federal, state, regional, local or municipal or other governmental department, commission, board, bureau, agency, taxing authority or instrumentality, or any court, in each case having jurisdiction over the applicable matter and whether of the United States, another country or supranational organization.

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“Governmental Licenses” has the meaning set forth in Section 2.20.

“Gross Proceeds” shall have the meaning set forth in Section 1.1.

“Hazardous Materials” has the meaning set forth in Section 2.27.

“Indemnified Party” has the meaning set forth in Section 6.11(a).

“knowledge,” means (i) with respect to the Company, the actual knowledge or awareness of any director, officer or employee of the Company, the Operating Partnership or any Subsidiary and (ii) with respect to the Purchaser, the actual knowledge or awareness of Edward Gellert or Gregory Simon or any director, officer or employee of the Purchaser.

“Law” means any U.S. federal, U.S. state, national, local, foreign or other statute, law, treaty, rule, code, regulation, ordinance or other requirement of any kind of any Governmental Entity, including the common law.

“Legal Action” means claim, action, suit, proceeding, arbitration, complaint, charge or investigation.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including but not limited to any legal fees or expenses, court fees, damages, settlement costs, Taxes or other costs.

“License Agreement” has the meaning set forth in Section 2.10.

“Listing Compliance Plan” has the meaning set forth in Section 4.8.

“Management Agreement” means the agreement among the Company, the Operating Partnership and the Manager, dated as of the date of the Closing, in the form of Exhibit D attached to this Agreement.

“Manager” is identified in the form of the Management Agreement attached to this Agreement as Exhibit D.

“Material Adverse Effect” means a material adverse change or any development that could reasonably be expected to result in a material adverse change in (A) the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company and its subsidiaries, considered as one enterprise or (B) the ability of the Company to enter into and perform any of its obligations under, or to consummate any of the transactions contemplated by this Agreement or any Transaction Agreement, other than changes or developments in economic conditions or the Company’s industry generally.

“Material Contracts” has the meaning set forth in Section 2.35.

“Money Laundering Laws” has the meaning set forth in Section 2.30.

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“New Directors” has the meaning set forth in Section 4.9.

“Notice Period” has the meaning set forth in Section 6.10(d).

“NYSE MKT Exchange” has the meaning set forth in Section 4.8.

“OP Exchanges” the issuance of OP Units in exchange for shares of Common Stock in the manner approved by the Board of Directors in 2013.

“OP Redemptions” means the redemption by the Operating Partnership of OP Units in exchange for shares of Common Stock in accordance with the Partnership Agreement.

“OP Units” means limited partnership interests of the Operating Partnership.

“Order” means a judgment, order, writ, decree, injunction, award or ruling by a Governmental Entity (excluding routine zoning rulings and orders that do not materially and adversely affect the value or use of the Company’s Properties).

“Organizational Documents” means the articles of incorporation, bylaws, agreement of limited partnership, limited liability company operating agreement, declaration of trust or other similar organizational documents of the Company, the Operating Partnership or any Subsidiary, or of the Purchaser, as applicable.

“Partnership Agreement” means the First Amended and Restated Partnership Agreement of the Operating Partnership, as amended.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Personal Information” has the meaning set forth in Section 2.28.

“Plan” has the meaning set forth in Section 2.18.

“Post-Closing Issuance” has the meaning set forth in Section 1.3.

“Post-Closing Net Asset Value” has the meaning set forth in Section 1.3.

“Preapproved Loan” means (a) any refinancing of any recourse mortgage indebtedness secured by the North Springs, Bradley Park and Highway 20 properties on terms that are similar to the current terms of such existing indebtedness (provided that the interest rate may be up to 1% per annum higher and the maturity date of any such refinanced or extended indebtedness shall not be later than May 1, 2015), and (b) any loan or loans of up to $2,000,000 in aggregate principal amount secured by one or more of the Company’s properties that are on terms that are commercially reasonable for a loan of that nature; provided, however, that, prior to closing any loan under this clause (b), the Company shall first consult with the Purchaser regarding the terms and conditions of such loan and request the prior written consent of the Purchaser of such loan.

“Preferred Stock” has the meaning set forth in Section 2.4(a).

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“Property Dispositions” means the sale of the properties set forth on Schedule 1.4 of the Disclosure Schedule and the pay-off of all indebtedness secured by such properties to the extent such indebtedness has not previously been paid off by the Company.

“Purchase Price Per Share” means the Closing Date Net Asset Value divided by the sum of (x) the number of shares of Common Stock issued and outstanding immediately prior to the Closing Date and (y) the number of shares of Common Stock for which the number of OP Units issued and outstanding immediately prior to the Closing Date may be redeemed in accordance with the terms of the Partnership Agreement (in each case excluding from such calculation shares of Common Stock and OP units owned by the Company and shares of Common Stock owned by the Operating Partnership immediately prior to the Closing Date).

“Purchaser Proxy Information” has the meaning set forth in Section 3.8.

“Registration Rights Agreement” means the agreement between the Company and the Purchaser dated as of the date of the Closing, in the form of Exhibit E attached to this Agreement.

“REIT” means a real estate investment trust within the meaning of Section 856 of the Code.

“Requisite Company Vote” means (a) for the approval of this Agreement, the issuance of the Shares, the warrants pursuant to the Warrant Agreement and the shares of Common Stock issuable upon any exercise of such warrants, and the other transactions contemplated herein and in the other Transaction Agreements (other than the Charter Amendment) – the affirmative vote of the holders of a majority of the votes cast at the Shareholders Meeting and (b) for the approval of the Charter Amendment – the affirmative vote of the holders of a majority of the votes entitled to be cast on the Charter Amendment.

“Reverse Termination Fee” has the meaning set forth in Section 8.2(b).

“Roberts Companies” has the meaning set forth in Section 2.11(b).

“Sanctions” has the meaning set forth in Section 2.31.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Costs” means (i) sales commissions, (ii) all costs and expenses paid, incurred or reimbursed by the Company in connection with the employment by the Company of Mr. Roberts under the Employment Agreement or the performance of Mr. Roberts’ duties under the Employment Agreement, and (iii) all other costs and expenses incurred, paid or reimbursed by the Company in connection with or relating to the Property Dispositions, including but not limited to (A) costs incurred, paid or reimbursed by the Company in connection with or as a result of the engagement of any service provider, vendor, legal counsel, consultant, civil engineer, environmental consultant, architect, land planner, broker, surveyor, photographer, marketing firm, website designer or developer or other third party, (B) transfer taxes, (C) all costs incurred by the Company in connection with the services of employees of the Roberts Companies to assist with the Property Dispositions and (D) all other miscellaneous sales and closing costs incurred by the Company in connection with or related to the Property Dispositions.

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“Shareholders Meeting” has the meaning set forth in Section 6.8.

“Stock Plan” means the 2006 Roberts Realty Investors, Inc. Restricted Stock Plan, as amended effective January 27, 2009.

“Subsidiary” or “Subsidiaries” has the meaning set forth in Section 2.5.

“Superior Proposal” has the meaning set forth in Section 6.10(b).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment-related, excise, goods and services, harmonized sales, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Protection Agreement” means the agreement among the Company, the Operating Partnership, the Purchaser and the Manager, dated as of the date of the Closing, in the form of Exhibit F attached to this Agreement.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 8.2(a).

“Transaction Agreements” means this Agreement, the Employment Agreement, the Management Agreement, the Registration Rights Agreement, the Tax Protection Agreement, the Warrant Agreement and the Governance and Voting Agreement.

“Warrant Agreement” means the agreement between the Company and the Purchaser, dated as of the date of the Closing, in the form of Exhibit I attached to this Agreement, pursuant to which the Purchaser or one or more of its Affiliates shall have the right, for a term of three years, to purchase up to $38 million of additional shares of Common Stock at an exercise price in cash equal to the Purchase Price Per Share, as adjusted based on the Post Closing Net Asset Value pursuant to Section 1.3.

2.                  Representations and Warranties of the Company and the Operating Partnership.

The Company and the Operating Partnership hereby represent and warrant to the Purchaser, on a joint and several basis, that, except as (i) set forth on the Disclosure Schedule attached as Exhibit G to this Agreement or (ii) as disclosed in any Company Exchange Act Report publicly available prior to the Effective Date, including the exhibits and schedules thereto but excluding disclosures made in the “Risk Factors” or “Forward Looking Statements” sections thereof or any other disclosure included in such Company Exchange Act Reports that is cautionary, predictive or forward looking in nature, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date hereof and as of the Closing. Section headings in the Disclosure Schedule correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedule and any disclosure included in such Company Exchange Act Reports, including the exhibits and schedules thereto but excluding disclosures made in the “Risk Factors” or “Forward Looking Statements” sections thereof or any other disclosure included in such Company Exchange Act Reports that is cautionary, predictive or forward looking in nature, shall constitute disclosure for purposes of each section of this Agreement where such information is relevant.

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2.1              Organization of the Company.

The Company is validly existing and in good standing as a corporation under the laws of the State of Georgia. The Company has full power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business in all material respects.

2.2              Organization of the Operating Partnership.

The Operating Partnership has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Georgia and has partnership power and authority to own or lease, as the case may be, and to operate its properties and to conduct its business and to enter into and perform its obligations under this Agreement; and the Operating Partnership is duly qualified as a foreign partnership to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business in all material respects. The Company is the sole general partner of the Operating Partnership. The aggregate percentage ownership interest of the Company in the Operating Partnership is, and at the Closing, will be (except for the effect of OP Redemptions and OP Exchanges, if any, that occur between the Effective Date and the Closing Date), as set forth on Schedule 2.2 of the Disclosure Schedule. Each of the holders of OP Units (other than the Company) issued and outstanding as of the date of this Agreement are, and at the Closing will be (except for the effect of OP Redemptions and OP Exchanges, if any, that occur between the Effective Date and the Closing Date), as set forth on the records of the Company’s transfer agent, a true and correct copy of which records has been provided to the Purchaser. The Partnership Agreement has been duly and validly authorized, executed and delivered by or on behalf of the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity and, with respect to rights to indemnity and contribution thereunder, except as such rights may be limited by applicable Law or policies underlying such Law.

9

2.3              Authorization; Enforceability.

(a)                Each of the Company and the Operating Partnership has full power and authority to enter into the Transaction Agreements to which it is a party. The Board of Directors has unanimously determined that the issuance of the Shares, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of the Company and its shareholders and has directed that this Agreement, the issuance of the Shares and the other transactions contemplated hereby be submitted to the Company’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.

(b)               Each of the Transaction Agreements to which the Company is a party, when executed and delivered by the Company, will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)                Each of the Transaction Agreements to which the Operating Partnership is a party, when executed and delivered by the Operating Partnership, will constitute a valid and legally binding obligation of the Operating Partnership, enforceable against the Operating Partnership in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.4              Capitalization.

(a)                The authorized capital of the Company consists, as of the date hereof and immediately prior to the Closing (subject to the effect of OP Redemptions and OP Exchanges, if any, that occur between the date hereof and the Closing Date), of:

(i)                 100,000,000 shares of Common Stock, 10,724,009 shares of which are issued and 10,066,907 of which are outstanding. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities Laws.

(ii)               20,000,000 shares of preferred stock, $0.01 par value per share, of the Company (“Preferred Stock”), none of which are issued and outstanding. The rights, privileges and preferences of the Preferred Stock are as stated in the Company’s articles of incorporation and as provided by the Georgia Business Corporation Code.

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(b)               The Stock Plan has been duly adopted by the Board of Directors and approved by the Company’s shareholders. 139,038 shares have been issued under the Stock Plan pursuant to restricted stock award agreements and all such grants have fully vested. No options to purchase shares have been granted under the Stock Plan, no other awards or grants have been promised by the Company or approved by the Board of Directors, and 514,962 shares of Common Stock remain available for future issuance under the Stock Plan to officers, directors, employees and consultants. The Company has furnished to the Purchaser complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(c)                Other than the provisions of the Partnership Agreement governing OP Redemptions and the offering materials related to the OP Exchanges, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Preferred Stock, or from the Operating Partnership any OP Units or any securities convertible into or exchangeable for shares of Common Stock or Preferred Stock.

(d)               The Company’s restricted stock agreements contain a provision for acceleration of vesting or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, but there are no unvested shares of restricted stock outstanding. The Company has never granted any stock options.

(e)                The OP Units issued and outstanding prior to the Effective Date were issued in accordance with the Partnership Agreement and in compliance with applicable securities Laws and were not issued in violation of any preemptive or similar rights. Other than the provisions of the Partnership Agreement governing OP Redemptions and the offering materials related to the OP Exchanges, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, OP Units of or ownership interests in the Operating Partnership are or will be outstanding at the Closing.

2.5              Subsidiaries.

The only direct and indirect subsidiaries of the Company are the Operating Partnership and Northridge Parkway, LLC (each a “Subsidiary” and, together, the “Subsidiaries”). Each Subsidiary has been duly organized or formed and is validly existing in good standing under the Laws of the State of Georgia, has the power and authority as a limited partnership or limited liability company, as applicable, to own, lease and operate its properties and to conduct its business and is not required to qualify to transact business and be in good standing in any other jurisdiction, whether by reason of the ownership or leasing of property or the conduct of its business in all material respects. All of the issued and outstanding equity interests of each Subsidiary were duly authorized and were issued in accordance with its Organizational Documents. Other than outstanding OP Units held by Persons other than the Company, all of the issued and outstanding equity interests of each Subsidiary are owned by the Company or the Operating Partnership, directly or through a Subsidiary, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding equity interests of either Subsidiary were issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary.

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2.6              Valid Issuance of Shares.

The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities Laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 3.4 and Section 3.5 of this Agreement and, subject to the filings described in Section 2.8 below, the Shares will be issued in compliance with all applicable federal and state securities Laws.

2.7              Brokers.

The Company has not retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and the Company has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.

2.8              Governmental Consents and Filings.

Except as set forth on Schedule 2.8 of the Disclosure Schedule, and assuming the accuracy of the representations made by the Purchaser in Section 3.4 and Section 3.5 of this Agreement, no consent, approval, Order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Company and the Operating Partnership in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D of the Securities Act and applicable state securities laws, which have been made or will be made in a timely manner.

2.9              Legal Actions.

Except as set forth on Schedule 2.9 of the Disclosure Schedule, there is no Legal Action pending or, to the Company’s knowledge, currently threatened (i) against the Company, the Operating Partnership or any Subsidiary; (ii) to the Company’s knowledge, against any officer, director or employee of the Company, the Operating Partnership or any Subsidiary arising out of their employment or board relationship with the Company, the Operating Partnership or any Subsidiary; or (iii) that questions the validity of the Transaction Agreements or the right of the Company or the Operating Partnership to enter into them or to consummate the transactions contemplated by the Transaction Agreements. Neither the Company, the Operating Partnership nor any Subsidiary nor, to the Company’s knowledge, any of their respective officers, directors or employees is a party or is named as subject to the provisions of any Order of any Governmental Entity (in the case of officers, directors or employees, such as would affect the Company). There is no Legal Action by the Company, the Operating Partnership or any Subsidiary pending or that the Company, the Operating Partnership or any Subsidiary intends to initiate. The foregoing includes, without limitation, Legal Actions pending or, to the Company’s knowledge, threatened involving the prior employment of any of the Company’s, the Operating Partnership’s or any Subsidiaries’ employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

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2.10          Possession of Intellectual Property.

The Company and its Subsidiaries own or possess or have the right to use on reasonable terms all Company Intellectual Property necessary to carry on their respective businesses as currently conducted; the only such Company Intellectual Property is commercially available software licensed by the Company on terms typically available to entities like the Company; and neither the Company nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Company Intellectual Property or of any facts or circumstances which would render any Company Intellectual Property invalid or inadequate to protect the interests of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, could be material to the Company. Given the nature of the Company Intellectual Property, the Company has not required former and current employees of the Company or any of its Subsidiaries (or other agents, consultants and contractors of the Company or any of its subsidiaries) to execute written Contracts that assign to the Company all rights to any inventions, improvements, discoveries or information relating to the business of the Company and its subsidiaries. To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, employee or former employee. Each agreement and instrument (each, a “License Agreement”) pursuant to which any Company Intellectual Property is licensed to the Company or any of its subsidiaries is in full force and effect, has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company or the applicable subsidiary, as the case may be, enforceable against the Company or such subsidiary in accordance with its terms, except as enforcement thereof may be subject to bankruptcy, insolvency or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles; the Company and its Subsidiaries are in compliance with their respective obligations under all License Agreements and, to the knowledge of the Company, all other parties to any of the License Agreements are in compliance with all of their respective obligations thereunder, no event or condition has occurred or exists that gives or would give any party to any License Agreement the right, either immediately or with notice or passage of time or both, to terminate or limit (in whole or in part) any such License Agreement or any rights of the Company or any of its Subsidiaries thereunder to exercise any of such party’s remedies thereunder, or to take any action that would adversely affect any rights of the Company or any of its Subsidiaries thereunder or that might have a Material Adverse Effect, and the Company is not aware of any facts or circumstances that would result in any of the foregoing or give any party to any License Agreement any such right; and neither the Company nor any of its subsidiaries has received any notice of default, breach or noncompliance under any License Agreement.

2.11          Certain Transactions.

(a)                Except as set forth on Schedule 2.11 of the Disclosure Schedule, other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, (iii) transactions and compensation described in or referred to in the Company Exchange Act Reports, and (iv) the transactions described in the Transaction Documents, there are no agreements or understandings between the Company and any of its officers, directors, employees, or any Affiliate thereof that are currently in effect or that are proposed to take effect between the date hereof and the Closing.

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(b)               None of the Company, the Operating Partnership or any Subsidiary is indebted, directly or indirectly, to any of its respective directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with (i) expenses or advances of expenses incurred in the ordinary course of business and for other customary employee benefits made generally available to all employees, (ii) the reimbursement arrangement for services to the Company provided by Roberts Properties, Inc. and Roberts Properties Construction, Inc. (the “Roberts Companies”), and (iii) payments owed to the Roberts Companies for services owed to those companies under existing Contracts with them. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company, the Operating Partnership or any Subsidiary.

2.12          Rights of Registration and Voting Rights.

Except as provided in the Registration Rights Agreement and in Section 6.7(e) of the Partnership Agreement, the Company is not under any obligation to register or seek to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise, conversion or redemption of the currently outstanding securities of the Company or of the Operating Partnership. To the Company’s knowledge, except pursuant to the Governance and Voting Agreement, no shareholder of the Company has entered into any agreement with respect to the voting of capital stock of the Company.

2.13          Absence of Violation, Defaults and Conflicts.

(a)                Neither the Company, the Operating Partnership, nor any of the Subsidiaries is (A) in violation of its Organizational Documents, or (B) in default in any material respect in the performance or observance of any Material Contract to which the Company, the Operating Partnership or any Subsidiary is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company, the Operating Partnership or any Subsidiary is subject (collectively, “Agreements and Instruments”).

(b)               Except for the recourse mortgage indebtedness of the Company and the Operating Partnership described in Section 6.12, which indebtedness shall be repaid in full on the Closing Date, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated herein and therein (including the approval of this Agreement and the transactions contemplated hereby, including the Charter Amendment, by the Requisite Company Vote and the filing with the SEC of a proxy statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Company Proxy Statement”) and the issuance and sale of the Shares) and compliance by the Company with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, (A) conflict with, or constitute a breach of or default under, any Agreements and Instruments, (B)  result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company, the Operating Partnership or any Subsidiary pursuant to any of the Agreements and Instruments, (C) give any party to any of the Agreements and Instruments any right of termination, cancellation, acceleration or modification thereunder, (D) result in the termination or nonrenewal of any material permit or license applicable to the Company and the Operating Partnership, or (E) result in any violation of (i) the provisions of the Organizational Documents of the Company, the Operating Partnership or any Subsidiary; or (ii) any Law or Order applicable to the Company, the Operating Partnership or any Subsidiary or any of their respective properties or other assets.

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2.14          Financial Statements; Non-GAAP Financial Measures.

The financial statements included in the Company Exchange Act Reports filed with the SEC since December 31, 2010, together with the related schedules and notes, presented fairly in all material respects the financial position of the Company and its Subsidiaries at the dates indicated and the statement of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries for the periods specified, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by (i) U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved and (ii) the applicable rules and regulations of the SEC; and said financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. The supporting schedules, if any, presented fairly in accordance with GAAP the information required to be stated therein. Except as included therein, no historical or pro forma financial statements or supporting schedules were required to be included in the Company Exchange Act Reports filed with the SEC since December 31, 2010. To the knowledge of the Company, all disclosures contained in the Company Exchange Act Reports filed with the SEC since December 31, 2010 regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) complied in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable. To the knowledge of the Company, the interactive data in extensible Business Reporting Language included in the Company Exchange Act Reports filed with the SEC since December 31, 2010 fairly presented the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, neither the Company, the Operating Partnership nor any of its Subsidiaries has any Liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014 (including any notes thereto) and for Liabilities incurred in the ordinary course of business or in connection with this Agreement and the transactions contemplated hereby. Schedule 2.33 of the Disclosure Schedule applies to this Section 2.14.

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2.15          Compliance with Laws and Orders.

To the knowledge of the Company, each of the Company, the Operating Partnership and each Subsidiary is, and has been at all times during the past five (5) years, in compliance in all material respects with all Laws related to its business or operations or ownership or the use of any property. There is no Order of any Governmental Entity having jurisdiction over, and applicable to, the Company, the Operating Partnership or any Subsidiary or any of their respective properties, assets or operations that has had or could reasonably be expected to have a Material Adverse Effect or to materially affect the value of any of the Company’s properties. Neither the Company, the Operating Partnership nor any Subsidiary has received, at any time during the past five (5) years, any written notice of any alleged or threatened Legal Action, violation of, liability under or potential responsibility under any Laws or Orders relating to its business or to the use, ownership and operation of its properties, which Legal Action, violation, liability or responsibility has had or could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to materially affect the value of any of the Company’s properties.

2.16          Changes.

Since June 30, 2014, there has not been:

(a)                any material change in the assets, Liabilities, financial condition or operating results of the Company, other than (i) a reduction in the Company’s cash balance as a result of expenditures made by the Company in the ordinary course of business, subject to the terms and conditions of this Agreement, and (ii) in connection with this Agreement and the transactions contemplated hereby and the Company’s performance of its obligations under this Agreement in accordance with the terms and conditions hereof;

(b)               any material damage, destruction or loss, whether or not covered by insurance;

(c)                any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)               any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business;

(e)                any material change to a Contract by which the Company or any of its assets is bound or subject; provided, however, that the parties hereto agree that, for purposes of this Section 2.16(e) only, a “material change to a Contract by which the Company or any of its assets is bound or subject” shall mean a material change to a Contract by which the Company or any of its assets is bound or subject that the Company would have had or has an affirmative obligation to disclose in a Company Exchange Act Report pursuant to the Exchange Act;

(f)                any new, or material change in any existing, compensation arrangement or agreement with any employee, officer, director or shareholder;

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(g)               any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(h)               any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(i)                 any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock (excluding OP Redemptions), or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company (other than OP Exchanges);

(j)                 any sale, assignment or transfer of any material Company Intellectual Property;

(k)               to the Company’s knowledge, any other event or condition of any character that could reasonably be expected to result in a Material Adverse Effect; or

(l)                 any arrangement or commitment by the Company to do any of the things described in this Section 2.16.

2.17          Employee Matters.

(a)                Schedule 2.17 of the Disclosure Schedule sets forth a description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Company for the fiscal year ended December 31, 2013 and for the fiscal year ending December 31, 2014, including any such compensation that would be triggered by the transactions under this Agreement.

(b)               To the Company’s knowledge, none of its employees is obligated under any Contract (including licenses, covenants or commitments of any nature) or is subject to any Order of any Governmental Entity, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any such employee is now obligated.

(c)                The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied and is in compliance in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

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(d)               The employment of each officer and employee of the Company is terminable at the will of the Company. Except as set forth in Schedule 2.17 of the Disclosure Schedule or as required by Law, upon termination of the employment of any such officer or employee, no severance or other payments will become due. Except as set forth in Schedule 2.17 of the Disclosure Schedule, the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e)                The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Company’s Board of Directors.

(f)                To the Company’s knowledge, none of the Company’s current officers, employees or directors has been (a) except as described in the Company Exchange Act Reports filed with the SEC since December 31, 2010, subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency Law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any Order (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices Law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

2.18          ERISA.

(i) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)), for which the Company or any member of its “Controlled Group” (defined as an organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Code) would have any liability (each a “Plan”) has been maintained in compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code; (ii) with respect to each Plan subject to Title IV of ERISA (a) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (b) no “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, has occurred or is reasonably expected to occur, (c) the fair market value of the assets under each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan) and (d) neither the Company or any member of its Controlled Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course of business and without default) in respect of a Plan (including a “multiemployer plan,” within the meaning of Section 4001(c)(3) of ERISA); and (iii) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

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2.19          Transfer Taxes.

Under the Laws of the State of Georgia, there are no stock or other transfer taxes, stamp duties, capital duties or other similar duties, taxes or charges payable in connection with the execution or delivery of this Agreement by the Company or the issuance or sale by the Company of the Shares to be sold by the Company to the Purchaser hereunder.

2.20          Permits.

The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entities necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms and conditions of all Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect. All of the Governmental Licenses that the Company, the Operating Partnership or any Subsidiary currently possess are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

2.21          Title to Property.

All of the real property or investments in real property by the Company, the Operating Partnership and each Subsidiary are accurately described in the Company Exchange Act Reports or in Schedule 2.21 of the Disclosure Schedule. The Company, the Operating Partnership and the Subsidiaries have good and marketable title to all real property owned by them and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (A) are described in the Company’s Exchange Act Reports or in Schedule 2.21 of the Disclosure Schedule or (B) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company, the Operating Partnership or any of its Subsidiaries as described in the Company Exchange Act Reports filed with the SEC since December 31, 2010. The Company has provided to the Purchaser true, correct and complete copies of title reports and surveys relating to the Company’s Properties. All of the leases and subleases material to the business of the Company, the Operating Partnership and its Subsidiaries, considered as one enterprise, and under which the Company, the Operating Partnership or any of its Subsidiaries holds properties described in the Company’s Exchange Act reports, are in full force and effect, and neither the Company, the Operating Partnership nor any such Subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company, the Operating Partnership or any Subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company, the Operating Partnership or such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

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2.22          Accounting Controls and Disclosure Controls.

The Company, the Operating Partnership and each of its Subsidiaries maintain effective internal control over financial reporting (as defined under Rule 13a-15(f) and 15d-15(f) under the Exchange Act) and a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (E) the interactive data in eXtensible Business Reporting Language included in the Company’s Exchange Act Reports filed with the SEC since December 31, 2010 fairly present the information called for in all material respects and are prepared in accordance with the SEC’s rules and guidelines applicable thereto. Except as described in the Company’s Exchange Act Reports, since December 31, 2013, there has been (1) no material weakness in the Company’s, the Operating Partnership’s and the Subsidiaries internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s, the Operating Partnership’s or the Subsidiaries’ internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company, the Operating Partnership and each of its Subsidiaries maintain an effective system of disclosure controls and procedures (as defined in Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure. Schedule 2.33 of the Disclosure Schedule applies to this Section 2.22.

2.23          Compliance with the Sarbanes-Oxley Act.

Since December 31, 2010, there is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

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2.24          Investment Company Act.

The Company is not required to register as an “investment company” under the Investment Company Act of 1940, as amended. Neither the Operating Partnership nor any of the Subsidiaries is an “investment company” as defined in the Investment Company Act of 1940, as amended.

2.25          Insurance.

The Company, the Operating Partnership and the Subsidiaries carry or are entitled to the benefits of insurance, with financially sound and reputable insurers, in such amounts and covering such risks as is generally maintained by companies of established repute engaged in the same or similar business, and all such insurance is in full force and effect. The Company and the Operating Partnership have no reason to believe that they or any of the Subsidiaries will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect. Neither of the Company nor any of its Subsidiaries has been denied any insurance coverage that it has sought or for which it has applied.

2.26          Organizational Documents.

The Organizational Documents of the Company, the Operating Partnership and each Subsidiary are in the form provided to the Purchaser. The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders from December 31, 2010 through September 22, 2014 and accurately reflects in all material respects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes (excluding matters that have been redacted (a) to preserve the attorney-client privilege with respect to the matters referenced in Item 9A in the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 2013 or (b) to conceal the identity of other parties to, and the specific terms of, potential strategic transactions contemplated by the Company prior to June 3, 2014).

2.27          Environmental and Safety Laws.

(A) To the knowledge of the Company, neither the Company, the Operating Partnership nor any of the Subsidiaries is in violation of any Law, or any judicial or administrative interpretation thereof, including any judicial or administrative Order, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, Laws relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”) that could reasonably be expected to have a Material Adverse Effect or to materially affect the value of any of the Company’s current properties, (B) to the knowledge of the Company, the Company, the Operating Partnership and the Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance in all material respects with their requirements, (C) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial Legal Actions, demands, demand letters, liens, notices of noncompliance or violation relating to any Environmental Law against the Company, the Operating Partnership or any of the Subsidiaries that could reasonably be expected to have a Material Adverse Effect or to materially affect the value of any of the Company’s properties and (D) to the knowledge of the Company, there are no events or circumstances that would reasonably be expected to form the basis of an Order for clean-up or remediation, or a Legal Action by any private party or Governmental Entity, against or affecting the Company, the Operating Partnership or any of the Subsidiaries or properties of the Company relating to Hazardous Materials or any Environmental Laws. To the knowledge of the Company, except as disclosed in Schedule 2.27 of the Disclosure Schedule, there have been no and are no (i) aboveground or underground storage tanks, (ii) polychlorinated biphenyls (“PCBs”) or PCB-containing equipment, (iii) asbestos or asbestos containing materials, (iv) lead based paints, (v) dry-cleaning facilities, or (vi) wet lands, in each case in, on, under, or adjacent to any currently owned property or other assets currently owned by the Company, the Operating Partnership or the Subsidiaries.

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2.28          Data Privacy.

In connection with its collection, storage, transfer (including without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively, “Personal Information”), the Company is and has been in compliance with all applicable Laws, the Company’s privacy policies, and the requirements of any Contract or codes of conduct to which the Company is a party. The Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company is and has been in compliance in all material respects with all Federal and state laws relating to data loss, theft and breach of security notification obligations.

2.29          Foreign Corrupt Practices Act.

None of the Company, the Operating Partnership nor any of its Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or other Person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company and, to the knowledge of the Company, its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

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2.30          Money Laundering Laws.

The operations of the Company and the Operating Partnership and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

2.31          OFAC.

None of the Company, the Operating Partnership, any of the Subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or representative of the Company or any of the Subsidiaries is an individual or entity currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not directly or indirectly use the proceeds of the sale of the Shares, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any of Sanctions.

2.32          Shell Company.

The Company is not, and has not been at any time previously, an issuer described in Rule 144(i)(1)(i) under the Securities Act.

2.33          SEC Reports.

As of their respective filing dates (or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date hereof), except as disclosed on Schedule 2.33 of the Disclosure Schedule, no Company Exchange Act Report filed with the SEC since December 31, 2010 (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively, since December 31, 2010) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all Company Exchange Act Reports filed under the Securities Act and the Exchange Act with the SEC since December 31, 2010 complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Exchange Act Reports. Except as disclosed on Schedule 2.33 of the Disclosure Schedule, the Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2010 with the SEC, and has paid all fees and assessments due and payable in connection therewith.

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2.34          Company Proxy Statement.

None of the information with respect to the Company that the Company furnishes for use in the Company Proxy Statement (which expressly excludes the Purchaser Proxy Information), will, at the date such Company Proxy Statement is first mailed to the Company’s shareholders or at the time of the Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

2.35          Material Contracts.

Schedule 2.35 of the Disclosure Schedule sets forth a list of all Contracts meeting the following descriptions (“Material Contracts”) that (i) are currently in effect or (ii) were previously in effect and have been terminated or expired but have continuing material obligations on the part of the Company, the Operating Partnership or any Subsidiary, true and complete copies of which (including all amendments, modifications, extensions, renewals, and other agreements with respect thereto) have been provided or made available to Purchaser:

(a)                each Contract whereby the Company, the Operating Partnership or any Subsidiary has an obligation to make an investment in or loan to any Person;

(b)               each Contract that constitutes a lease of any real or personal property with (A) aggregate rental payments in excess of $50,000.00 or (B) the remaining term in excess of one year and which is non-cancelable without penalty and aggregate annual rental payments in excess of $10,000.00 or (C) the loss of which would be material to the operation of the business of the Company;

(c)                each Contract that involves performance of services, delivery of goods or materials or payments by the Company of an amount or value in excess of $25,000.00;

(d)               each Contract that was not entered into in the ordinary course of business;

(e)                each Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases having a value per item or aggregate payments of less than $25,000.00);

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(f)                each Contract with respect to Company Intellectual Property (excluding standard commercial software licenses);

(g)               each Contract that constitutes an agreement to purchase or sell a capital asset for a price in excess of $25,000.00;

(h)               each Contract that constitutes or amends any employment, consulting, management, severance, change in control or indemnification arrangement, agreement or understanding between the Company or the Operating Partnership, on the one hand, and any directors, officers, or other employees, on the other hand, that make in excess of $25,000.00 per year;

(i)                 each Contract pursuant to which the Company has granted a power of attorney or other similar grant of agency;

(j)                 each Contract with any labor union or association representing any employee;

(k)               each Contract that constitutes a bonus, pension, profit sharing, retirement or other form of deferred compensation plan;

(l)                 each Contract that prohibits the Company or the Operating Partnership from freely engaging in business anywhere in the world or concerning confidentiality (except that the Company is permitted to redact certain confidentiality agreements executed by Persons that previously expressed interest in a strategic transaction with the Company in order to conceal the identity of such Persons);

(m)             each Contract, including any joint venture, partnership, or limited liability company agreement, involving a sharing of profits, losses, costs, taxes, or other liabilities by the Company or the Operating Partnership with any other Person;

(n)               each Contract under which the Company or the Operating Partnership has created, incurred, assumed or guaranteed debt obligations in excess of $25,000.00;

(o)               each Contract relating to a sales broker, sales agency, advertising agency or finder’s relationship with the Company;

(p)               each Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company will be required to pay in excess of $25,000.00 after the date of this Agreement;

(q)               each Contract pursuant to which the Company has obligations to indemnify another Person (other than (x) Contracts entered into in the ordinary course of business and (y) agreements and other documents the Company entered into in connection with secured loans to the Company that provided for environmental indemnities); and

(r)                 each Contract relating to any surety bond or letter of credit.

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All of the Material Contracts set forth (or required to be set forth) on Schedule 2.35 of the Disclosure Schedule are valid, binding and enforceable and, to the knowledge of the Company, the other parties thereto, in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights or remedies generally as from time to time in effect or (ii) principles of equity, whether considered at law or in equity. The Company has not received written notice that any party to any such Material Contract intends to cancel or terminate such Material Contract before the end of its stated term, and to the knowledge of the Company, no party to any such Material Contract otherwise intends to exercise any right of cancellation or termination before the end of its stated term. The Company and the Operating Partnership have not made any prior assignment of any Material Contract or any of their rights or obligations thereunder other than in connection with the typical documents evidencing or securing a loan secured by real estate.

With respect to any non-disclosure or confidentiality agreement previously entered into by the Company or its affiliates with any third party that is a publicly traded entity wherein the Company agreed to keep confidential information relating to such third party, to the Company’s knowledge, the Company is not currently in possession of any material non-public information relating to any such third party.

2.36          Loans and Guarantees.

(a)                All of the indebtedness of the Company, the Operating Partnership and each Subsidiary, whether recourse or non-recourse, in excess of $25,000.00 is accurately described in the Company Exchange Act Reports or in Schedule 2.36 of the Disclosure Schedule.

(b)               Except as set forth on Schedule 2.36 of the Disclosure Schedule, there are no outstanding loans by the Company, the Operating Partnership or any Subsidiary nor has any of them loaned any money to any Person that has not been repaid, and there are no debts owing to any of the Company, the Operating Partnership or any Subsidiary other than as set forth in the Financial Statements.

(c)                Except as set forth on Schedule 2.36 of the Disclosure Schedule, neither the Company, the Operating Partnership nor any Subsidiary has given or entered into any guarantee, mortgage, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other Person.

(d)               Except as set forth on Schedule 2.36 of the Disclosure Schedule, there are no bonds, guarantees or other forms of credit support or similar arrangements provided by any Affiliates of the Company for the benefit of any of the Company, the Operating Partnership or any Subsidiary.

2.37          Taxes.

The Company makes the following representations and warranties with respect to tax matters:

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(a)                To the knowledge of the Company, it qualified to be taxed as a REIT under the Code for its taxable years ended December 31, 2005 through December 31, 2008. No challenge by the Internal Revenue Service to the Company’s status as a REIT for those taxable years is pending or, to the knowledge of the Company, has been threatened. To the knowledge of the Company, (i) it has not taken any actions that could cause it to fail to qualify as a REIT for its taxable years ended December 31, 2005 through December 31, 2008, and (ii) it has not failed to take any actions that could cause it to qualify as a REIT for its taxable years ended December 31, 2005 through December 31, 2008. To the knowledge of the Company, it will be eligible to elect to be taxed as a REIT no later than its taxable year ending December 31, 2015.

(b)               All Tax Returns required to have been filed by or with respect to the Company have been timely filed (taking into account any extension of time to file granted or obtained), and such Tax Returns have been duly and accurately prepared in all material respects (except that the Company’s federal income tax returns for its taxable years ended December 31, 2009 through December 31, 2013 incorrectly reported that the Company qualified to be taxed as a REIT for those years). After taking into account the use of the Company’s net operating losses and net capital losses, the Company will have no Liability for federal, state or local income taxes for its taxable years ended December 31, 2009 through December 31, 2013 as a result of being taxed as a C corporation for federal income tax purposes for such years, and it will have no such Liability as a result of the Company’s operations from January 1, 2014 through the Closing.

(c)                Prior to the Closing, neither the Company nor any of its Subsidiaries has experienced any event that imposed a material limitation on the utilization of net operating loss carryforwards, capital loss carryforwards, built-in losses, tax credits or similar items of the Company or any of its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Code, and the Treasury Regulations thereunder and comparable provisions of state, local or foreign law.

2.38          Certificates.

Any certificate signed by any officer of the Company, the Operating Partnership or any of the Subsidiaries in such capacity and delivered to the representatives of the Purchaser or to its counsel pursuant to this Agreement shall be deemed a representation and warranty by the Company, the Operating Partnership or the Subsidiaries as the case may be, to the Purchaser as to the matters covered thereby.

3.                  Representations and Warranties of the Purchaser.

The Purchaser hereby represents and warrants to the Company and the Operating Partnership that:

3.1              Organization.

The Purchaser is validly existing and in good standing as a limited liability company under the laws of the State of Delaware. The Purchaser has full limited liability company power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held.

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3.2              Authorization; Enforceability.

The Purchaser has full power and authority to enter into the Transaction Agreements. Each of the Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3              No Violation of Conflict; No Consents.

The execution, delivery and performance of this Agreement, and the other agreements, documents and instruments required hereby to which the Purchaser is a party, do not and will not (a) conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under (i) the Organizational Documents of the Purchaser, (ii) any Law or Order binding on the Purchaser or (iii) any Contract to which the Purchaser is a party or by which the Purchaser is bound, or (b) give any party to any Contract to which the Purchaser is a party or by which the Purchaser is bound any right of termination, cancellation, acceleration or modification thereunder.

3.4              Purchase Entirely for Own Account.

This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same; provided, however, that the Purchaser shall have the right to admit a joint venture partner as a new member of the Purchaser at or prior to the Closing as previously disclosed by the Purchaser to the Company. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any Contract or undertaking to sell, transfer or grant participations to any Person who is not an Affiliate of the Purchaser with respect to any of the Shares, except that the Purchaser shall have the right to admit a joint venture partner as a new member of the Purchaser at or prior to the Closing as previously disclosed by the Purchaser to the Company.

3.5              Accredited Investor.

The Purchaser is, or each beneficial owner of equity interests in the Purchaser is, an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

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3.6              Brokers.

Other than the engagement of The CenterCap Group LLC, the Purchaser has not retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and Purchaser has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement. The Purchaser, and expressly not the Company or any of its Affiliates, is responsible for any payment to which The CenterCap Group LLC is or may be entitled in connection with any of the transactions contemplated by this Agreement.

3.7              Governmental Consents and Filings.

No consent, approval, Order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Purchaser in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D of the Securities Act and applicable state securities laws for which the Company is responsible.

3.8              Company Proxy Statement.

None of the information with respect to the Purchaser, the directors proposed to be added to the Board of Directors on the Closing Date, the description of the Management Agreement and any other information (the “Purchaser Proxy Information”) that the Purchaser furnishes in writing to the Company expressly for use in the Company Proxy Statement, will, at the date such Company Proxy Statement is first mailed to the Company’s shareholders or at the time of the Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.9              Financial Capability.

The Purchaser has or will have, on the Closing Date, sufficient funds to pay the Gross Proceeds and to perform the other obligations of the Purchaser contemplated by this Agreement.

3.10          Legal Actions.

As of the date hereof, there is no pending or, to the knowledge of the Purchaser, threatened, Legal Action against the Purchaser or any of its Affiliates, nor is there any Order imposed upon the Purchaser, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

4.                  Conditions to the Purchaser’s Obligations at Closing.

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The obligations of the Purchaser to purchase the Shares at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

4.1              Representations and Warranties.

Each of the representations and warranties of the Company and the Operating Partnership contained in this Agreement (or in any of the other documents or instruments to be delivered in connection herewith), to the extent qualified by Material Adverse Effect or other materiality qualification contained in any such representation or warranty, shall (except for representations and warranties made as of a specific date, which shall have been complete and accurate as of such date) have been complete and accurate as of the Effective Date and shall be complete and accurate as of the Closing Date as if made as of the Closing Date, and, to the extent not qualified by any Material Adverse Effect or other materiality (or equivalent) qualification contained in any such representation or warranty, shall (except for representations and warranties made as of a specific date, which shall have been complete and accurate in all material respects as of such date) have been complete and accurate in all material respects as of the date of this Agreement and shall be complete and accurate in all material respects as of the Closing as if made as of the Closing; provided that the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4 (other than any de minimis discrepancy in the aggregate number of issued and outstanding shares of Common Stock and OP Units), 2.5 and 2.6 shall be complete and accurate in all respects.

4.2              Performance.

The Company and the Operating Partnership shall have (A) delivered all documents and other items required of the Company or the Operating Partnership, as applicable, pursuant to this Section 4 and (B) performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company or the Operating Partnership on or before the Closing.

4.3              No Litigation.

No investigation, suit, action or other proceeding shall be (i) threatened in writing or pending by a Governmental Entity that seeks restraint, prohibition, damages, monetary relief or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, (ii) pending before any Governmental Entity by a non-Governmental Entity that seeks restraint or prohibition in connection with this Agreement and that the Purchaser reasonably determines to be reasonably likely to result in the incurrence by the Company or the Purchaser of any Liability in excess of $100,000, and there shall be no effective injunction, writ or restraint in place concerning any of the foregoing, or (iii) threatened in writing or pending before any Governmental Entity in which a Governmental Entity is a party that would or is reasonably likely to result in a governmental investigation or material governmental damages being imposed on the Purchaser or the Company or any of their respective Affiliates. There shall not have been any change in any Law that would prohibit the consummation of the transactions contemplated by this Agreement.

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4.4              Compliance Certificate.

The President and Chief Financial Officer of the Company and the General Partner of the Operating Partnership shall deliver to the Purchaser at the Closing a certificate in the form of Exhibit H attached hereto certifying:

(a)                as to the matters set forth in Sections 4.1, 4.2, 4.3, 4.7, 4.8, 4.15, 4.16 and 4.19; and

(b)               that, subsequent to the Effective Date, there has not been (A) any change, or any development or event that reasonably could be expected to result in a change, that has or reasonably could be expected to have a Material Adverse Effect, (B) any increase in the aggregate outstanding consolidated indebtedness of the Company and the Subsidiaries (other than a Preapproved Loan) to which the Purchaser has not consented in accordance with Section 6 hereof, (C) any dividend or distribution of any kind declared, paid or made on the capital stock or other equity interests of the Company or any of the Subsidiaries (other than OP Redemptions and OP Exchanges), or (D) any loss or damage (whether or not insured) to any of the current properties of the Company or any of the Subsidiaries that has been sustained or is expected to be sustained that has or could reasonably be expected to have a Material Adverse Effect.

4.5              Opinion of the Company Counsel.

The Purchaser shall have received from Nelson, Mullins, Riley & Scarborough LLP, counsel for the Company and the Operating Partnership, an opinion, dated as of the Closing, in a form approved by the Purchaser.

4.6              REIT Tax Certificate

The Purchaser shall receive from Mr. Roberts an officer’s certificate regarding REIT qualification in a form approved by the Purchaser addressing the Company’s satisfaction of the requirements to be taxed as a REIT for its taxable years ended December 31, 2005 through December 31, 2008 and its sources of income during its taxable year ended December 31, 2009. Mr. Roberts shall review the REIT qualification tax certificate with counsel to the Purchaser prior to its execution and delivery to the Purchaser.

4.7              No Shell Company Status.

The Company shall not be deemed to be an issuer described in Rule 144(i)(1)(i) under the Securities Act.

4.8              No Suspension in Trading or De-Listing of Common Stock.

Trading in the Common Stock on the NYSE MKT exchange (the “NYSE MKT Exchange”) shall not be suspended, the shares of the Common Stock shall not have been de-listed from the NYSE MKT Exchange nor shall any such suspension of trading or de-listing be pending or threatened by the NYSE MKT Exchange. In addition, the Company shall have received a letter from the NYSE MKT Exchange confirming that the Company’s late filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 shall not result in a de-listing of the Company’s Common Stock. Notwithstanding the foregoing, if the Company has received a notification of non-compliance from the NYSE MKT Exchange relating to the Company’s late filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and for any other reason, the conditions in this Section 4.8 shall be deemed satisfied if (i) the Company has submitted a written compliance plan to the NYSE MKT Exchange that has been approved in writing by the Purchaser setting forth a plan to correct all of the instances of non-compliance set forth in such notification of non-compliance in accordance with applicable NYSE MKT rules and regulations (a “Listing Compliance Plan”), (ii) the NYSE MKT Exchange has accepted such Listing Compliance Plan in a written letter that states that the Common Stock shall not be de-listed from the NYSE MKT Exchange if the Company satisfies the terms and conditions set forth in the Listing Compliance Plan, (iii) the Company has satisfied or is in the process of satisfying the terms and conditions set forth in the Listing Compliance Plan in accordance with the terms thereof and (iv) there is no other outstanding notice of non-compliance from the NYSE MKT Exchange that has not been addressed in the Listing Compliance Plan and there is no other pending or threatened suspension in trading or delisting of the Company’s Common Stock by the NYSE MKT Exchange.

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4.9              Board of Directors.

As of the Closing, the Company shall have an authorized Board of Directors of seven (7), and the Board of Directors shall be comprised of the Persons designated pursuant to the terms of the Governance and Voting Agreement, six (6) of whom shall not have previously served on the Board of Directors (the “New Directors”).

4.10          Governance and Voting Agreement.

The Company, the Purchaser and the shareholder of the Company named as a party thereto shall have executed and delivered the Governance and Voting Agreement.

4.11          Management Agreement.

The Company, the Operating Partnership and the Manager shall have executed and delivered the Management Agreement.

4.12          Registration Rights Agreement.

The Company and the Purchaser shall have executed and delivered the Registration Rights Agreement.

4.13          Tax Protection Agreement.

The Company, the Operating Partnership, the Purchaser and the Manager shall have executed and delivered the Tax Protection Agreement.

4.14          Warrant Agreement.

The Company and the Purchaser shall have executed and delivered the Warrant Agreement.

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4.15          Shareholder Vote.

The Requisite Company Vote shall have been obtained.

4.16          Resignation of Employees, Officers and Directors.

The Company shall have received duly executed resignation and release letters of each member of the Board of Directors in the form of Exhibit J-1, as well as all officers and employees of the Company in the form set forth in Exhibit J-2 to this Agreement.

4.17          Employment Agreement.

The Company and Charles S. Roberts shall have executed and delivered the Employment Agreement.

4.18          Ownership Limit Exemption

The Board of Directors of the Company shall have recommended the Charter Amendment to the Company’s shareholders, the Requisite Shareholder Vote for the Charter Amendment shall have been obtained and the Charter Amendment shall have been duly authorized and filed with the Secretary of State of the State of Georgia effective as of the Closing Date.

4.19          Waiver and Termination of Related Party Fees and Obligations.

The Company shall have received a written waiver from the Roberts Companies in form and substance reasonably acceptable to the Purchaser, and in recordable form if deemed necessary by the Purchaser in its reasonable discretion, pursuant to which the Roberts Companies waive (a) any covenant on any of the Company’s properties and any special rights that entitle the Roberts Companies to receive any compensation or provide any right to participate in the development or construction of any property and any related reimbursement, and (b) any other Contract to participate in the development or construction of any property and any related reimbursement. Such waiver shall exclude any rights of the Roberts Companies to receive post-Closing compensation for work provided under Section 7.4 and under the Employment Agreement.

4.20          Secretary’s Certificate.

The Secretary of the Company shall have delivered to the Purchaser at the Closing a certificate certifying (i) the Organizational Documents of the Company, (ii) resolutions of the Board of Directors approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements (including the Charter Amendment), and (iii) the certificate of the inspector of election regarding the results of the Shareholders Meeting.

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5.                  Conditions of the Company’s Obligations at Closing.

The obligations of the Company to sell Shares to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1              Representations and Warranties.

Each of the representations and warranties of the Purchaser contained in this Agreement (or in any of the other documents or instruments to be delivered in connection herewith), to the extent qualified by a materiality qualification contained in any such representation or warranty, shall (except for representations and warranties made as of a specific date, which shall have been complete and accurate as of such date) have been complete and accurate as of the Effective Date and shall be complete and accurate as of the Closing Date as if made as of the Closing Date, and, to the extent not qualified by any materiality (or equivalent) qualification contained in any such representation or warranty, shall (except for representations and warranties made as of a specific date, which shall have been complete and accurate in all material respects as of such date) have been complete and accurate in all material respects as of the date of this Agreement and shall be complete and accurate in all material respects as of the Closing as if made as of the Closing; provided that the representations and warranties set forth in Sections 3.1, 3.2 and 3.3 shall be complete and accurate in all respects.

5.2              Performance.

The Purchaser shall have (A) delivered all documents and other items required of the Purchaser pursuant to this Section 5 and (B) performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Purchaser on or before the Closing.

5.3              No Litigation.

No investigation, suit, action or other proceeding shall be threatened in writing or pending (i) by a Governmental Entity that seeks restraint, prohibition, damages, monetary relief or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or (ii) before any Governmental Entity in which a Governmental Entity is a party that would or is reasonably likely to result in a governmental investigation or material governmental damages being imposed on the Company or any of its Affiliates. There shall not have been any change in any Law that would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement.

5.4              Qualifications.

All authorizations, approvals or permits, if any, of any Governmental Entity of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

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5.5              Shareholder Vote.

The Requisite Company Vote shall have been obtained.

6.                  Covenants.

6.1              Affirmative Covenants.

From the date hereof through the Closing Date, except as otherwise expressly contemplated or prohibited by this Agreement or as consented to by the Purchaser in writing, the Company and the Operating Partnership, as applicable, shall:

(a)                conduct its business in the ordinary course of business;

(b)               keep full, complete and accurate books and records in accordance with past practice;

(c)                maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification;

(d)               duly and timely file or cause to be filed Tax Returns and all other material reports and returns required to be filed with any Governmental Entity and promptly pay or cause to be paid when due all Taxes and other material assessments and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

(e)                as soon as reasonably practicable following the written request of the Purchaser, the Company will use its commercially reasonable efforts to file amended federal, state and local income tax returns for its taxable years ended December 31, 2009 through December 31, 2013 reporting that the Company was taxed as a C corporation for federal income tax purposes, unless the filing of such amended federal, state and local income tax returns is prohibited under the Code and the rules and regulations thereunder;

(f)                take such commercially reasonable action as may be necessary to (i) preserve intact the current business organization of the Company, (ii) preserve the tangible and intangible assets of the Company in good condition and repair, casualty and normal wear and tear excepted, (iii) keep available the services of the current officers, employees and agents of the Company, (iv) maintain the relations and goodwill with suppliers, landlords, creditors, regulators, employees and agents of, and others having business relationships with the Company and (v) maintain all insurance policies in effect as of the Effective Date;

(g)               continue its cash management practices in the ordinary course of business;

(h)               comply in all material respects with all obligations under the Material Contracts, except for such failures to comply as could not reasonably be expected to result, individually or in the aggregate, in the incurrence by the Company of any Liability in an amount in excess of $100,000;

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(i)                 comply in all material respects with all Laws applicable to the Company in the conduct of its business;

(j)                 continue to timely file (i) all necessary filings under the Exchange Act (excluding periodic reports that cannot be filed until the reports referenced in clause (ii) are filed); and (ii) any necessary amendments to Company Exchange Act Reports relating to or arising out of the Company’s loss of its REIT status for the 2009 fiscal year or subsequent periods as determined after consultation with and as approved by the Purchaser, including to the extent required under any Listing Compliance Plan that has been accepted by the NYSE MKT Exchange as described in Section 4.8;

(k)               take no action that would cause it to be characterized as a “shell company” or a company that has ceased operations under applicable SEC or NYSE MKT rules;

(l)                 take no action which materially adversely affects the ability of any party to (i) obtain the Requisite Company Vote and continued listing on the NYSE MKT, or (ii) perform its covenants and agreements under this Agreement; and

(m)             take no action which materially adversely affects the ability of any party to perform its covenants and agreements under this Agreement.

6.2              Negative Covenants.

From the date hereof through the Closing, except as consented to by Purchaser in writing and except for the execution, delivery and performance of the Transaction Agreements and the filing of the Charter Amendment pursuant to this Agreement, the Company and the Operating Partnership, as applicable, shall not:

(a)                (i) take any affirmative action that would result, or would reasonably be expected to result, (x) in the occurrence of any of the changes or events listed in Section 2.13 or (y) in a material change in the Company’s cash management practices, or (ii) fail to take any reasonable action within their control that would avoid such a result;

(b)               authorize for issuance or issue any additional shares of its capital stock (including any OP Units) or securities convertible into or exchangeable for shares of its capital stock, or issue or grant any right, option or other commitment for the issuance of shares of its capital stock or of such securities, or split, combine or reclassify any shares of its capital stock; provided, however, that OP Redemptions and OP Exchanges shall not be deemed to breach this covenant so long as such OP Redemptions result in the issuance of Common Stock only and OP Exchanges result in the issuance of OP Units only;

(c)                declare or pay any dividends or other distributions with respect to any shares in its capital or redeem or purchase, directly or indirectly, any shares of its capital stock (except as provided in subsection (b) above), any options or any other rights to acquire any of its equity interests, it being agreed and understood that the Closing Date Net Asset Value will be reduced by an amount equal to the amount of any dividends or distributions with respect to the shares of capital stock of the Company that are consented to by the Purchaser and that are not for the benefit of the Purchaser;

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(d)               amend or modify the Organizational Documents of the Company, the Operating Partnership or any Subsidiary;

(e)                create any subsidiary to acquire any shares or other equity securities of any corporation or acquire any equity or ownership interest in any business or entity (except as provided in subsection (b) above);

(f)                dispose of or permit to lapse any right to the use of any material patent, trademark, trade name, service mark, license or copyright (including any of the Company Intellectual Property), or dispose of or disclose to any Person (other than customers, licensors and suppliers in the ordinary course of business that are contractually bound to maintain the confidentiality thereof), any trade secret, formula, process, technology or know-how of the Company not heretofore a matter of public knowledge; or

(g)               (1) create, incur or assume any indebtedness (other than any Preapproved Loan), (2) grant, create or incur any lien, or suffer to exist any lien on any asset of any the Company that did not exist on the date hereof (other than liens securing any Preapproved Loan), (3) incur any Liability or obligation (absolute, accrued or contingent) in an amount that exceeds, individually or in the aggregate with other Liabilities incurred, $100,000 (other than any Preapproved Loan), (4) write-off any guaranteed check, note or account receivable, except in the ordinary course of business, (5) write-down the value of any material asset or investment on the books or records of the Company except for depreciation and amortization in the ordinary course of business and for impairment losses as required or appropriate under the Company’s critical accounting policies as described in the Company Exchange Act Reports (any such impairment losses to be reflected in the Closing Date Net Asset Value), (6) cancel any material debt (other than in connection with a refinancing effected with a Preapproved Loan) or waive any material claim or right, (7) make any commitment for any capital expenditure to be made on or following the date hereof;

(h)               acquire or dispose of any investment in any real property or any other asset in an amount in excess of $10,000 or enter into any agreement to do the same;

(i)                 increase in any manner the base compensation of, or enter into any new bonus, incentive or other compensation agreement or arrangement with, any of its employees, officers, directors, third party contractors or consultants, except as set forth in Schedule 2.11 or Schedule 2.17 of the Disclosure Schedule;

(j)                 other than vesting eligibility requirements that change or come into effect with the passage of time pursuant to the terms of Stock Plan, pay or agree to pay any additional pension, retirement allowance or other employee benefit under any benefit plan to any of its employees or consultants, whether past or present, except as may be required by the terms of any applicable plan or agreement in effect prior to the date hereof or except as required by applicable Law;

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(k)               adopt, amend or terminate any benefit plan applicable to and relating to the Company resulting in additional payments or benefits provided by the Company or materially increase the benefits provided under any Company Benefit Plan applicable to and having a material effect on the Company, or promise or commit to undertake any of the foregoing in the future;

(l)                 amend any existing employment agreement or enter into any new employment agreement or pay any bonus, severance payment (except as set forth in Schedule 2.17 of the Disclosure Schedule) or other compensation other than current base salaries for officers and employees;

(m)             other than as provided in Section 6.1(d) and Section 6.1(e)or as related to item 1 of Schedule 2.33 of the Disclosure Schedule, with respect to Taxes, make or change any election, change an annual accounting period, adopt or change any material accounting method, file any amended Tax Return, enter into any closing agreement, settle Tax claims or assessments, surrender rights to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or appeal any real property Tax assessment;

(n)               fail to perform in all material respects all of its obligations, or default or suffer to exist any event or condition that with notice or lapse of time or both could constitute a default, under any Material Contract, except for such failures as could not reasonably be expected to result, individually or in the aggregate, in the incurrence by the Company of any Liability in excess of $100,000;

(o)               pay, discharge or satisfy any claim, liability or obligation (absolute, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business of claims, liabilities and obligations reflected or reserved against in the financial statements or incurred in the ordinary course of business;

(p)               (i) take any action that could prevent the Company from electing to be taxed as a REIT for its taxable year ending December 31, 2015, or (ii) fail to take any reasonable action within their control that would enable the Company to elect to be taxed as a REIT for its taxable year ending December 31, 2015;

(q)               erect any improvements, or make any modifications thereto, on any leased real property of the Company;

(r)                 enter into any agreement that would be a Material Contract; provided, however, that (i) the Purchaser acknowledges that the Company has negotiated the terms and conditions of a proposed sale of the Bradley Park property to an Affiliate of Roberts Properties, Inc., which terms and conditions are set forth in a non-binding letter of intent dated as of October 27, 2014, a true and correct copy of which has been provided by the Company to the Purchaser, and the Purchaser hereby consents in writing to the execution and delivery by the Company of a definitive purchase and sale contract with respect to the sale of the Bradley Park property to an Affiliate of Roberts Properties, Inc. that is in all material respects consistent with the form of definitive purchase and sale contract provided by the Company to the Purchaser on October 27, 2014, which reflects the material terms and conditions set forth in such non-binding letter of intent and (ii) the Company shall not commence any construction on or other improvements to the Bradley Park property or incur expenses in excess of $10,000 in the aggregate pursuant to the Reciprocal Easements Agreement by and between Highway Nine Investors, LLC and Roberts Properties Residential, L.P. dated November 3, 2014, which agreement is identified on Schedule 2.21 of the Disclosure Schedule, without the prior written consent of the Purchaser (it being agreed that any expenses incurred by the Company pursuant to such Reciprocal Easement Agreement shall be reimbursed by the purchaser of the Bradley Park property upon closing of the sale of the Bradley Park property or, if not so reimbursed, deducted from the Closing Date Net Asset Value); or

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(s)                modify, amend, or terminate, or waive, release, compromise or assign any rights or claims under, any Material Contract.

6.3              Access.

(a)                From the date hereof through the earlier to occur of the Closing or the termination of this Agreement, the Company shall provide to the Purchaser and such Purchaser’s authorized agents, Affiliates, officers and representatives (including financing sources and their respective representatives) (a) reasonable access to the books and records, customers, properties, directors, managers and officers of the Company, including copies of minutes of all meetings of directors and shareholders (and all actions by written consent) from September 22, 2014 through the Closing; provided, however, that such examinations and investigations shall be conducted during the Company’s normal business hours and in the presence of a designated representative of the Company and shall not unreasonably interfere with the operations and activities of the Company; (b) copies of all Contracts, books and records, documents relating to the terms of employment or any other matter relating to any officer, director, manager or employee of any of the Company and other existing documents and data as such Purchaser may reasonably request; and (c) such additional financial, operating and other data and information as such Purchaser may reasonably request.

(b)               Without limiting the foregoing, but subject to the other terms of this Section 6.3, the Company shall consult with the Purchaser, and allow the Purchaser the opportunity to reasonably participate in, at the Purchaser’s cost, and keep the Purchaser reasonably informed with respect to, any Legal Action brought by any shareholder of the Company against the Company or any of its directors or officers. The Company shall also provide the officers of the Purchaser with access to the personnel of the Company relating to responsibilities and/or potential contractual arrangements of the Company to be effective on or after the Closing. Neither the Company, the Purchaser, nor any of their respective subsidiaries, shall be required to provide access to or to disclose information (i) where such access or disclosure would jeopardize the attorney-client privilege of such party or its subsidiaries or contravene any Law, Order, fiduciary duty or binding agreement entered into prior to the date of this Agreement or (ii) relating to its board’s officers’, employees’, agents’, or financial advisers’ consideration or deliberation of the transactions contemplated hereby. The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of part (i) of the preceding sentence apply.

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(c)                A designee of the Purchaser shall be invited and entitled to attend all meetings of the Board of Directors; provided, however, such individuals (i) will attend such meetings in an observational capacity only and shall not participate in any deliberations or decisions of such boards or committees, (ii) shall be excluded from any portions of such meetings involving (A) discussion relating to the transactions contemplated by this Agreement, (B) matters for which the inclusion of such individuals would or could reasonably be expected to violate applicable Law or Orders of a Governmental Entity, or (C) discussions relating to matters which are otherwise reasonably deemed by the Board of Directors to be confidential (together, “Board Confidential Matters”). Board packages and notices shall be submitted by the Company to the Purchaser for distribution to the Purchaser’s designated attendee simultaneously with their submission to board members; provided that information relating to Board Confidential Matters may be excluded therefrom. All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Amended Mutual Non-Disclosure Agreement entered into between Avenue Investments, L.P. and the Company as of January 9, 2014.

(d)               This Section 6.3 shall not affect or otherwise diminish or obviate in any respect, or affect the Purchaser’s right to rely upon, any of the representations, warranties or covenants contained in this Agreement.

6.4              Cooperation; Other Approvals.

(a)                Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law, to consummate the transactions contemplated by this Agreement as promptly as practicable.

(b)               Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, the transactions contemplated by this Agreement, including the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities. Each of the Purchaser and the Company shall, upon request by the other, furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(c)                Upon request by the Purchaser, the Company shall, and will cause its counsel, financial advisors, accountants, agents and other authorized representatives to, fully cooperate and promptly furnish to the Purchaser all such information required to effectuate the timely filing with the SEC of all reports, documents, consents or amendments thereto contemplated under this Agreement or required under the Securities Act or Exchange Act, as applicable, and the rules and regulations thereunder, as a result of or in connection with the transactions contemplated under this Agreement.

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6.5              Public Announcements.

The Company and the Purchaser shall cooperate and consult with each other prior to issuing any press release or making any other public statement, announcement or SEC filing with respect to this Agreement or the Transaction Agreements, and shall not issue any such press release, public statement or announcement or make any such SEC filing prior to review and approval (such approval not to be unreasonably withheld or delayed) by the other; provided, however, that, with respect to the Current Report on Form 8-K that the Company will be required to file with the SEC within four (4) Business Days after the Effective Date regarding this Agreement and the transactions contemplated hereby, the Company shall provide the Purchaser with a draft of such Current Report on Form 8-K by no later than 5:00 pm Eastern time on the second Business Day immediately following the Effective Date and the Purchaser shall provide any written comments it has on such draft Current Report on Form 8-K within one (1) Business Day after the Purchaser receives such draft. The Company shall consider in good faith and shall use its commercially reasonable best efforts to address any comments provided by the Purchaser with respect to such Current Report on Form 8-K in a manner that is mutually acceptable to the Company and the Purchaser before filing such Current Report on Form 8-K; provided, however, that, so long as the information relating to the Purchaser and its Affiliates and contemplated members contained in such Current Report on Form 8-K is consistent in all material respects with any information with respect to the Current Report on Form 8-K furnished by the Purchaser for inclusion therein, the Company shall not be required under this Section 6.5 to delay filing such Current Report on Form 8-K beyond its due date in accordance with the requirements of Form 8-K under the Exchange Act.

6.6              Update of Schedules; Knowledge of Breach.

From time to time up to the Closing, the Company shall promptly supplement or amend any Disclosure Schedule that it has delivered in response to Section 2 with respect to (a) any matter first existing or occurring following the date hereof that (i) if existing or occurring at or prior to the date hereof would have been required to be set forth or described in the schedule or (ii) is necessary to correct any information in the Disclosure Schedule that has been rendered inaccurate thereby or (b) any matter that first is existing or occurring prior to the date of this Agreement that was not previously set forth in the Disclosure Schedule. No supplement or amendment to any Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 5. No supplement or amendment to any schedule delivered pursuant to the preceding sentence shall in any way limit the ability of the Purchaser from making a claim for breach of this Agreement (subject to Section 8.2(d)). Any supplement or amendment to any Disclosure Schedule shall be deemed to have been delivered solely for informational purposes and shall not be deemed to update the Disclosure Schedule or cure any breach of any representation, warranty, covenant or other agreement for any purpose under this Agreement or to prejudice any rights of the Purchaser under this Agreement, including the right to claim that the representations and warranties of the Company, when made on the date of this Agreement, were untrue.

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6.7              Regulatory Matters.

As promptly as practicable following the Effective Date, the Company shall prepare and file with the SEC the Company Proxy Statement. The Purchaser and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement. Without limiting the generality of the foregoing, the Purchaser will use its commercially reasonable efforts to furnish the Company with the information relating to it (and to the New Directors) required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement three (3) Business Days after the Effective Date. At least five (5) Business Days prior to the filing of the Company Proxy Statement, the Company shall provide a draft of the Company Proxy Statement to the Purchaser for review. No filing of the Company Proxy Statement with the SEC shall occur without the written approval of the Purchaser or its counsel, which approval shall not be unreasonably withheld, delayed or conditioned. The Company shall consider in good faith and shall use its commercially reasonable best efforts to address any comments provided by the Purchaser with respect to such draft of the Company Proxy Statement in a manner that is mutually acceptable to the Company and the Purchaser before filing it with the SEC. Notwithstanding the foregoing, if the Company has given the Purchaser a draft of the Company Proxy Statement for review as provided above and the Purchaser or its counsel shall not have provided written comments on such draft of the Company Proxy Statement within five (5) Business Days thereafter, the Company may assume that the Purchaser has approved of such draft and may proceed to file the Company Proxy Statement with the SEC without being deemed to have breached this Section 6.7 (but only if the information relating to the Purchaser and its Affiliates and contemplated members and to the New Directors is consistent in all material respects with any information furnished by the Purchaser). The Company shall use its commercially reasonable best efforts to respond as promptly as practicable to and resolve any written or oral comments from the SEC as promptly as practicable after such filing and to file the Company Proxy Statement in definitive form as soon as practicable thereafter, and each party agrees to consult and cooperate with the other party in that regard. Upon filing of the Company Proxy Statement in definitive form with the SEC, the Company shall thereafter mail or deliver the Company Proxy Statement to its shareholders. If at any time prior to the Closing any event occurs or information relating to the Company, or any of its affiliates, directors or officers, or the Purchaser or any of its Affiliates, officers, or the New Directors, should be discovered by the Company or the Purchaser that should be set forth in an amendment or supplement to the Company Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the applicable party shall promptly disclose the same to the other, and the Company shall as soon as practicable file an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, cause the same to be disseminated to the Company’s shareholders. No amendment or supplement to the Company Proxy Statement shall be filed without the approval of the Purchaser, which approval shall not be unreasonably withheld, delayed or conditioned.

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6.8              Shareholders Meeting.

The Company shall, and shall cause its Board of Directors to, (i) take all action in accordance with the federal securities laws, applicable state Law, the Company’s articles of incorporation and the Company’s bylaws necessary to call and give notice of a special meeting of its shareholders (the “Shareholders Meeting”) for the purpose of obtaining the Requisite Company Vote within thirty-four (34) days following the date of the filing date of the definitive Company Proxy Statement; (ii) use its commercially reasonable best efforts (x) to cause the Shareholders Meeting to be convened and held on the scheduled date, and (y) to obtain the Requisite Company Vote; and (iii) subject to Section 6.10, include in the Company Proxy Statement the recommendation of the Board of Directors that the Company’s shareholders approve this Agreement, the issuance of the Shares, the warrants pursuant to the Warrant Agreement and the shares of Common Stock issuable upon any exercise of such warrants, the Charter Amendment, and the other transactions contemplated herein and in the other Transaction Agreements (the “Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Shareholders Meeting if this Agreement is terminated pursuant to Section 8 prior to the scheduled time of the Shareholders Meeting.

6.9              Reservation of Common Stock.

The Company agrees at all times from the Effective Date until the Closing and the issuance of the Shares to reserve a sufficient number of shares of Common Stock to fulfill its obligations under this Agreement.

6.10          No-Shop.

(a)                Except as expressly set forth in this Section 6.10, prior to the Closing or termination of this Agreement, the Company will not, and will cause its Subsidiaries not to, and will not authorize, encourage, permit or instruct any of its representatives or Affiliates to, directly or indirectly, (a) solicit, initiate or encourage or assist in the making, submission or announcement of, or take any action that could reasonably be expected to lead to, any proposal by a third party (other than the Purchaser) to acquire any assets or capital stock of the Company (i) through any form of recapitalization transaction or any sale, merger, consolidation, business combination, tender or exchange offer, spin-off or liquidation, (ii) through a purchase of the assets of the Company, (iii) through a purchase of any shares of any class or series of capital stock or limited partnership interests in the Operating Partnership, or (iv) through any other transaction designed to acquire the business of the Company, any assets or any part thereof or any capital stock of the Company (each, an “Acquisition Proposal”), (b) engage, continue or participate in any discussions or negotiations, or provide any information to any Person (other than the Purchaser or the Purchaser’s representatives), regarding any Acquisition Proposal; or (c) agree to, approve, execute, enter into or become bound by any letter of intent or other contract or understanding between or among the Company or any of its subsidiaries and any Person that is related to or provides for any Acquisition Proposal (each, an “Acquisition Agreement”). (The marketing of one of more of the Company’s existing properties for sale, and the negotiation of terms of any such sale, shall not be deemed to be soliciting, initiating, encouraging or assisting in an Acquisition Proposal, nor shall any agreement for the sale thereof be deemed to be an Acquisition Agreement.) The Company shall, and shall direct its Affiliates and representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than the Purchaser) that has made or indicated an intention to make an Acquisition Proposal and request that each such Person destroy any information in connection therewith.

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(b)               Notwithstanding Section 6.10(a), before the receipt of the Requisite Company Vote, the Company, directly or indirectly through any representative, may, subject to Section 6.10(c) and (d), (i) participate in negotiations or discussions with any third party that has made after the date hereof (and not withdrawn) a bona fide Acquisition Proposal in writing that is not the result of a breach of Section 6.10(a) and that the Board of Directors believes in good faith, after consultation with outside legal counsel and the Company’s financial advisor (if any), constitutes or would reasonably be expected to result in a Superior Proposal (as defined below) and (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement (a copy of which shall be provided to the Purchaser) on terms no less favorable to the Company than the confidentiality agreement between the Company and the Purchaser, provided that, in each case referred to in the foregoing clauses (i) and (ii), only if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Board of Directors to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company from disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law (provided that any such disclosure that constitutes a Company Adverse Recommendation Change must be made in accordance with this Section 6.10). “Superior Proposal” means a bona fide written Acquisition Proposal received after the date of this Agreement and not in violation of this Section 6.10 that the Board of Directors determines in good faith (after consultation with outside legal counsel and the Company’s financial advisor, if any) is more favorable from a financial point of view to the holders of the Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations (including the obligation to pay any Termination Fee the Company may incur as a result of terminating this Agreement pursuant to Section 8), (b) the identity of the third party making such Acquisition Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal, (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Acquisition Proposal deemed relevant by the Board of Directors and (e) if applicable, any revisions to the terms of this Agreement proposed by the Purchaser during the Notice Period set forth in Section 6.10(d).

(c)                The Board of Directors shall not take any of the actions referred to in clauses (i) or (ii) of Section 6.10(b) unless the Company shall have delivered to the Purchaser a prior written notice advising the Purchaser that it intends to take such action. The Company shall notify the Purchaser promptly (but in no event later than twenty-four (24) hours) after it obtains Knowledge of the receipt by the Company of any Acquisition Proposal or any inquiry or request that would reasonably be expected to lead to an Acquisition Proposal. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Acquisition Proposal, inquiry or request. The Company shall keep the Purchaser reasonably informed, on a reasonably current basis, of the status and material terms of any such Acquisition Proposal, inquiry or request, including any material amendments or proposed amendments as to price or other material terms thereof. The Company shall provide the Purchaser with at least forty-eight (48) hours prior notice of any meeting of the Board of Directors (or such lesser notice as is provided to the members of the Board of Directors) at which the Board of Directors is reasonably expected to consider any Acquisition Proposal. The Company shall promptly provide the Purchaser with all non-public information concerning the Company or its Subsidiaries provided to any third party in connection with an Acquisition Proposal to the extent such information has not been previously provided to the Purchaser.

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(d)               Except as expressly set forth in this Section 6.10(d), the Board of Directors shall not (1) recommend an Acquisition Proposal, (2) fail to make the Board Recommendation, (3) withdraw, amend, modify or qualify, in a manner adverse to the Purchaser, the Board Recommendation, or (4) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”). Notwithstanding anything to the contrary in this Section 6.10, if at any time prior to the receipt of the Requisite Company Vote, the Board of Directors shall have determined in good faith that an Acquisition Proposal constitutes a Superior Proposal, the Board of Directors may (x) make a Company Adverse Recommendation Change or (y) authorize the Company to enter into an Acquisition Agreement and terminate this Agreement pursuant to Section 8.1(d)(iii), in each case, with respect to such Superior Proposal if: (i) the Company notifies the Purchaser, in writing, at least three (3) Business Days (the “Notice Period”) before taking such action, which notice shall state expressly that the Company has received an Acquisition Proposal that the Board of Directors intends to declare a Superior Proposal and that the Board of Directors intends to make a Company Adverse Recommendation Change and/or the Company intends to terminate this Agreement and enter into an Acquisition Agreement with respect to such Superior Proposal; (ii) the Company describes the material terms of such Acquisition Proposal in such notice, attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identifies the third party making such Superior Proposal; (iii) the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ representatives to, during the Notice Period, negotiate exclusively with the Purchaser in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if the Purchaser, in its discretion, proposes to make such adjustments; and (iv) the Board of Directors determines in good faith, after consulting with outside legal counsel and the Company’s financial advisor (if any), that (A) such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments agreed to by the Purchaser during the Notice Period in the terms and conditions of this Agreement (the Company shall consider any Termination Fee payable pursuant to Section 8 when evaluating any adjustments made by the Purchaser to any terms and conditions of this Agreement) and (B) that the failure of the Board of Directors to make such Company Adverse Recommendation Change and/or cause the Company to enter into such Acquisition Agreement with respect to such Superior Proposal would reasonably be expected to cause the Board of Directors to be in breach of its fiduciary duties under applicable Law. A subsequent amendment to any financial or other material term in connection with any Acquisition Proposal shall require the Company to comply again with the procedures set forth in this Section 6.10(d).

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(e)                The Company agrees that any violations of or the taking of any actions that are inconsistent with the provisions of this Section 6.10 by any of the Company’s Representatives shall be deemed to be a breach of this Section 6.10 by the Company. Unless this Agreement shall have been terminated in accordance with Section 8.1, the obligation of the Company to call, give notice of, convene and hold the Shareholders Meeting, to mail the Company Proxy Statement and to solicit from the Company’s shareholders proxies in respect of the approval of this Agreement, the issuance of the Shares and the other transactions contemplated hereby shall not be affected by a Company Adverse Recommendation Change or the receipt of an Acquisition Proposal.

6.11          Directors’ and Officers’ Indemnification and Insurance.

(a)                The Company agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director (or manager) of the Company and its Subsidiaries (each an “Indemnified Party”) as provided in the Organizational Documents of the Company and its Subsidiaries, in each case as in effect on the date of this Agreement, and pursuant to the indemnification agreements between the Company and each of its officers and directors listed in subsection (h) of Schedule 2.35 of the Disclosure Schedule (the “Director and Officer Indemnification Agreements”), each as in effect on the date hereof, shall continue in effect in accordance with their terms, without further action, and shall survive the transactions contemplated hereby after the Closing Date, and, if any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)               For six (6) years after the Closing Date, to the fullest extent permitted under applicable Law, the applicable Organizational Documents in effect on the Closing Date and the Director and Officer Indemnification Agreements, the Company shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Closing Date (and for Charles S. Roberts thereafter through the date on which he ceases to be an officer or director of the Company), including in connection with the transactions contemplated by this Agreement, and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Company’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Company will not be liable for any settlement effected without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c)                The Company shall (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous in the aggregate to the directors and officers of the Company and its Subsidiaries when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts and containing terms and conditions that are not less advantageous in the aggregate to the directors and officers of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Closing Date (including in connection with the transactions contemplated by this Agreement). Notwithstanding the foregoing, if the coverage described in this Section 6.11(c) cannot be obtained, or can only be obtained by paying aggregate premiums in excess of 250% of the annual amount currently paid by the Company for such coverage, the Company shall only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to 250% of the aggregate annual amount currently paid by the Company for such coverage.

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(d)               The obligations of the Company under this Section 6.11 shall survive the consummation of the transactions contemplated by this Agreement and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.11 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.11 applies shall, from and after the Closing, be third party beneficiaries of this Section 6.11, each of whom may enforce the provisions of this Section 6.11).

(e)                If the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger (including but not limited to pursuant to Section 7.2 below) or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Company shall assume all of the obligations of the Company set forth in this Section 6.11. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers or directors, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to, or in substitution for, any such claims under any such policies.

(f)                Notwithstanding anything in this Agreement to the contrary, the covenants and obligations set forth in this Section 6.11 are those of the Company, and neither the Purchaser nor any of its Affiliates (other than, after the Closing, the Company) shall have any liability to the Company, any Indemnified Party or any other Person arising out of or with respect to this Section 6.11.

6.12          Repayment of North Springs, Bradley Park and Highway 20 Loans.

The Purchaser agrees that, contingent upon the occurrence of the Closing, the Company will, promptly upon the Closing, pay off in full the outstanding principal and accrued interest and other amounts owing to the lenders with respect to the recourse mortgage indebtedness on the North Springs, Bradley Park and Highway 20 properties. Such indebtedness will be repaid with a portion of the Gross Proceeds unless the Purchaser elects, in its discretion, to assist the Company in obtaining a new credit facility (the “Credit Facility”) and the parties are able to obtain such Credit Facility effective as of the Closing, in which case the Purchaser may elect, in its discretion, to use borrowings under the Credit Facility to pay off all or a portion of the recourse mortgage indebtedness on the North Springs, Bradley Park and Highway 20 properties in lieu of using a portion of the Gross Proceeds. Any such Credit Facility will be on commercially reasonable terms that are mutually acceptable to the Purchaser and the Company. In the event the Purchaser elects to assist the Company in obtaining such Credit Facility, the Company agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Purchaser in doing, all things reasonably necessary, proper, or advisable to assist in the process of obtaining the Credit Facility. The Purchaser shall have no obligation to obtain or to assist the Company in obtaining a Credit Facility.

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6.13          Escrow of Purchaser Funds.

On the date of the execution and delivery of this Agreement by all of the parties, the Purchaser agrees to deposit in an escrow account with New York Land Title Company, a division of Commonwealth Land Title Insurance Company (the “Escrow Agent”), subject to the terms of an escrow agreement among the Purchaser, the Company and the Escrow Agent in the form attached hereto as Exhibit K (the “Escrow Agreement”) the sum of $750,000 as security for its obligation to pay the Reverse Termination Fee and the Expense Reimbursement if the Purchaser becomes required to pay the Reverse Termination Fee pursuant to Section 8.2(b) hereof and the Expense Reimbursement pursuant to Section 8.2(b) hereof.

6.14          Update to Closing Date Net Asset Value Exhibit.

Not fewer than three (3) Business Days before the Closing Date, the Company shall prepare and deliver to the Purchaser an updated calculation of the Closing Date Net Asset Value set forth on Exhibit A, which update shall reflect the same (i) aggregate estimated market value of the properties to be sold in the Property Dispositions, (ii) estimated Selling Costs, and (iii) the value attributed to the Company’s public status, each as shown on Exhibit A hereto as of the Effective Date, and shall reflect the actual cash, restricted cash, note receivable and Liabilities of the Company, calculated in accordance with GAAP, as of the Closing Date. The Purchaser shall have the right to review and comment on such updated calculation of the Closing Date Net Asset Value, and, upon the mutual agreement of the Company and the Purchaser regarding such updated calculation of the Closing Date Net Asset Value, such updated calculation shall be substituted on Exhibit A for the calculation of the Closing Date Net Asset Value that is set forth on Exhibit A hereto as of the Effective Date.

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7.                  Post-Closing Covenants.

7.1              Securities Laws Compliance.

Following the Closing, the Company shall make any filings required to be filed by the Company by the federal securities laws or the securities or blue sky laws of any other applicable jurisdiction.

7.2              Reincorporation and Name Change.

The Company agrees to use its commercially reasonable best efforts to reincorporate as a Maryland corporation at such time as the Manager recommends, and to change the name of the Company in connection with such reincorporation to a new name that is acceptable to the Manager. Immediately upon the completion of the Closing, the Company shall change its corporate name, and shall cause each Subsidiary to change its corporate or entity name, to a name that the Purchaser has approved and that does not include the word “Roberts” or any derivative thereof.

7.3              Proxy Statement and Reverse Stock Split.

As soon as practicable after the Closing, the Company shall file a proxy statement with the SEC requesting the shareholders of the Company to approve an amendment to the Company’s articles of incorporation providing for an increase in the authorized number of shares of Common Stock to 100,000,000 (after giving effect to the reverse stock split referenced later in this sentence) and a reverse stock split with a ratio of approximately 1-for-10, the exact ratio (or range to be approved by the shareholders so that the Board of Directors will have discretion to select a ratio within that range) to be determined at the discretion of the Board of Directors.

7.4              Post-Closing Transition Services.

For a period of 180 days after the Closing Date, the Company shall have the right to request the reasonable assistance of employees of Roberts Properties, Inc. with respect to transition issues and questions relating to the Company’s properties and operations, and such employees shall use commercially reasonable efforts to assist the Company with such requests during normal business hours on a consulting basis in accordance with the terms and conditions of the reimbursement arrangements between the Company and the Roberts Companies as described in the Company Exchange Act Reports and in Exhibits 10.8.1, 10.8.2 and 10.8.3 to the Company’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2013.

8.                  Termination.

8.1              Events of Termination.

This Agreement may be terminated prior to the Closing as follows:

(a)                by mutual consent of the Company and the Purchaser (notwithstanding any approval of this Agreement by the shareholders of the Company);

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(b)               by the Company or the Purchaser (notwithstanding any approval of this Agreement by the shareholders of the Company), upon notice to the other party, if:

(i)                 there shall be in effect a final nonappealable Order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Order;

(ii)               the transactions contemplated by this Agreement have not been consummated on or prior to the later of (A) the 35th day after the date on which the definitive Company Proxy Statement is first mailed to the Company’s shareholders and (B) seven (7) days after (x) the Company’s receipt of a notice under Section 8.1(c)(ii) or (iii) for a breach that is capable of being cured or (y) the Purchaser’s receipt of a notice under Section 8.1(d)(i) or (ii) for a breach that is capable of being cured; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party (x) whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before such date or (y) who has received a notice referred to in clause (B) of this Section 8.1(b)(ii) and who has not cured such breach to the reasonable satisfaction of the party who provided such notice; or

(iii)             this Agreement has been submitted to the shareholders of the Company for adoption at a duly convened Shareholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof);

(c)                by the Purchaser if:

(i)                 (A) a Company Adverse Recommendation Change shall have occurred, or (B) the Company shall have authorized, entered into, or announced its intention to enter into, an Acquisition Agreement;

(ii)               there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement such that the condition to the Closing of the transactions contemplated by this Agreement set forth in Section 4.1 would not be satisfied; provided that, if capable of being cured, such failure to be complete and accurate is not cured to the reasonable satisfaction of the Purchaser within seven (7) days after the receipt by the Company of written notice of such failure;

(iii)             there shall have been a breach of any covenant or agreement on the part of the Company or the Operating Partnership set forth in this Agreement such that the condition to the Closing of the transactions contemplated by this Agreement set forth in Section 4.2 would not be satisfied, which failure to perform, if capable of being cured, has not been cured to the reasonable satisfaction of the Purchaser within seven (7) days following receipt by the Company of written notice of such failure to perform; or

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(iv)             the Company incurred any indebtedness constituting a Preapproved Loan pursuant to clause (b) under the definition of Preapproved Loan without obtaining the prior written consent of the Purchaser;

(d)               by the Company if:

(i)                 there shall have been a breach of any representation or warranty on the part of the Purchaser set forth in this Agreement such that the condition to the Closing of the transactions contemplated by this Agreement set forth in Section 5.1 would not be satisfied; provided that, if capable of being cured, such failure to be complete and accurate is not cured to the reasonable satisfaction of the Company within seven (7) days after the receipt by the Purchaser of written notice of such failure;

(ii)               there shall have been a breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement such that the condition to the Closing of the transactions contemplated by this Agreement set forth in Section 5.2 would not be satisfied, which, if capable of being cured, failure to perform has not been cured to the reasonable satisfaction of the Company within seven (7) days following receipt by the Purchaser of written notice of such failure to perform;

(iii)             prior to the receipt of the Requisite Company Vote, the Board of Directors authorizes the Company to enter into an Acquisition Agreement in respect of a Superior Proposal in accordance with Section 6.10(d); provided that the Company shall have paid any amounts due to the Purchaser pursuant to Section 8.2, in accordance with the terms, and at the times, specified therein.

8.2              Termination Fees.

(a)                If (i) the Purchaser terminates this Agreement pursuant to Section 8.1(c)(ii) due to an Intentional Breach (as defined below) of any representation or warranty by the Company, or (ii) the Purchaser terminates this Agreement pursuant to Section 8.1(c)(iii), and the Company does not then have the right to terminate this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii), then the Company shall pay, by wire transfer of immediately available funds to an account designated in writing by the Purchaser, a termination fee in an amount equal to five hundred thousand dollars ($500,000). If the Purchaser terminates this Agreement pursuant to Section 8.1(c)(i) or the Company terminates this Agreement pursuant to Section 8.1(d)(iii), then the Company will pay, by wire transfer of immediately available funds to an account designated in writing by the Purchaser, a termination fee in an amount equal to seven hundred fifty thousand dollars ($750,000) (in each case, the “Termination Fee”);

For purposes of this Section 8.2, “Intentional Breach” shall mean, with respect to any breach of a representation or warranty contained in this Agreement, a breach of such representation or warranty that has been made with the Knowledge of the breaching Party.

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(b)               If (i) the Company terminates this Agreement pursuant to Section 8.1(d)(i) due to an Intentional Breach of any representation or warranty by the Purchaser or (ii) the Company terminates this Agreement pursuant to Section 8.1(d)(ii) (other than as a result of the failure by the Purchaser to perform its obligation set forth in the third sentence of Section 6.7), and the Purchaser does not then have the right to terminate this Agreement pursuant to Section 8.1(c)(ii) or Section 8.1(c)(iii), then the Purchaser shall pay, by wire transfer of immediately available funds to an account designated in writing by the Company, a termination fee in an amount equal to five hundred thousand ($500,000) (the “Reverse Termination Fee”); provided, however, that the Company shall only be entitled to the Reverse Termination Fee if the Purchaser is not entitled to terminate this Agreement under Section 8.

(c)                In no event shall (i) a Termination Fee be payable more than once or (ii) a Reverse Termination Fee be payable more than once. If the Company or the Purchaser is obligated to pay a Termination Fee or Reverse Termination Fee, as applicable, then the applicable party shall also pay, by wire transfer of immediately available funds to an account designated in writing by the applicable party, $250,000 (the “Expense Reimbursement”) to the party that is entitled to receive the Termination Fee or Reverse Termination Fee, as applicable, as reimbursement for the out-of-pocket expenses, including but not limited to legal fees, incurred by the party entitled to receive the Termination Fee or Reverse Termination Fee, as applicable.

(d)               If the Purchaser terminates this Agreement pursuant to Section 8.1(c)(iv), then the Purchaser shall be entitled to the immediate return and release of its deposit with the Escrow Agent as referenced in Section 6.13. For the avoidance of doubt, the Company shall not be entitled to any Reverse Termination Fee or Expense Reimbursement in the event the Purchaser terminates this Agreement pursuant to Section 8.1(c)(iv).

(e)                Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall establish a right on the part of any party hereto to seek or pursue any claim, damages or other remedy for a default or breach by another party hereto of its obligations hereunder other than to exercise the termination right set forth in Section 8.1 hereof and the accompanying right to be paid a Termination Fee or Reverse Termination Fee, as applicable, by the non-terminating party as set forth in Section 8.2(a) and Section 8.2(b) hereof and the right to receive the Expense Reimbursement from the non-terminating party as set forth in Section 8.2(c) hereof.

9.                  Miscellaneous.

9.1              Further Assurances.

In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall take all such reasonably necessary action to (a) execute and deliver to each other such other documents and (b) do such other acts and things as a party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

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9.2              Non-survival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except for those covenants and agreements contained in this Agreement that expressly by their terms apply or are to be performed in whole or in part after the Closing.

9.3              Successors and Assigns.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. No assignment shall relieve the assigning party of any of its obligations hereunder.

9.4              Governing Law.

This Agreement shall be governed by the laws of the State of Georgia.

9.5              Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.6              Titles, Subtitles and Interpretation.

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

9.7              Notices.

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address or email address as set forth on the signature page hereto, or to such other address or email address as subsequently modified by written notice given in accordance with this Section 9.7.

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9.8              No Finder’s Fees.

Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction except for the Purchaser’s obligation to pay The CenterCap Group LLC, which shall not be a deduction from the Gross Proceeds. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

9.9              Attorneys’ Fees.

If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

9.10          Amendments and Waivers.

At any time prior to the Effective Date, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of the Common Stock without such approval. Any amendment or waiver effected in accordance with this Section 9.10 shall be binding upon the Purchaser and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

9.11          Severability.

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

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9.12          Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.

9.13          Entire Agreement.

This Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

9.14          Waiver of Jury Trial.

EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SHARES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

ROBERTS REALTY INVESTORS, INC.

By:	/s/ Charles S. Roberts
Name:	Charles S. Roberts
(print)
Title:	President

Address:	375 Northridge Road
Suite 330
Atlanta, GA 30350
Attention: Charles S. Roberts
Telephone: 770-394-6000
Email: cr@robertsproperties.com

ROBERTS PROPERTIES RESIDENTIAL, L.P.
By: Roberts Realty Investors, Inc., its G.P.

By:	/s/ Charles S. Roberts
Name:	Charles S. Roberts
(print)

Title:	President

Address:	375 Northridge Road
Suite 330
Atlanta, GA 30350
Attention: Charles S. Roberts
Telephone: 770-394-6000
Email: cr@robertsproperties.com

A-III INVESTMENT PARTNERS LLC

By:	/s/ Edward Gellert
Name:	Edward Gellert
(print)

Title:	Authorized Signatory

Address:
c/o Avenue Capital Group
399 Park Avenue
New York, New York 10022
Attention: Edward Gellert
Telephone: 212-850-7534
Email: egellert@avenuecapital.com

Exhibit A

CLOSING DATE NET ASSET VALUE

	TOTALS
Land value	$24,438,000
Add: Prepaid sewer tap fees	$1,825,000
Add: Reimbursable development costs	$400,000
Total value of real estate assets	$26,663,000
Less: Mortgage loans outstanding	($10,280,000)
Net Asset Value of Real Estate Assets	$16,383,000
Add: Cash balance	$585,884
Add: Restricted cash	$164,901
Add: Prepaid items related to post-Closing periods	$104,975	(1)
Add: Note receivable	$15,000
Add: Public entity value	$3,000,000
Less: Other Liabilities / Company's estimated use of cash through the Closing Date	($1,607,465	)(2)
Less: Estimated "Selling Costs" (as defined in the Purchase Agreement)	($1,079,487)
NET ASSET VALUE	$17,566,808
TOTAL SHARES AND UNITS OUTSTANDING	12,547,720
NET ASSET VALUE PER SHARE	$1.40

NOTES:

(1)	Includes the following prepaid expenses for post-Closing period, subject to adjustment based on actual Closing Date:

Prepaid Expenses	Amount
Prepaid insurance	$56,750
Prepaid rent	$2,648
Lease deposit	$20,577
NYSE MKT listing fee	$25,000
Total Prepaid Expenses	$104,975

(2)	Excludes the following Liabilities that will be accrued as of the Closing Date that relate to the post-Closing period, subject to adjustment based on actual Closing Date:

Excluded Accrued Liabilities	Amount
2015 Annual Report and Meeting	$52,500
Annual SOX Compliance Testing	$19,707
Annual SEC Reporting	$20,613
Annual Audit and Tax fees	$115,166
Accrued Legal for SEC Reporting	$59,166
Total Excluded Accrued Liabilities	$267,152